Exhibit 10.2

STANDARD INDUSTRIAL NET LEASE

CENTER NAME:

Sorrento Square

LANDLORD:

Sorrento Square, a California limited partnership

TENANT:

MABVAX Therapeutics, Inc., a Delaware corporation

STANDARD INDUSTRIAL NET LEASE
TABLE OF CONTENTS

1.	BASIC LEASE TERMS		1

	1.1	Address for Notice	1
	1.2	Description of Premises:	1
	1.3	Commencement Date:	1
	1.4	Lease Term	1
	1.5	Minimum Monthly Rent	1
	1.6	Security Deposit	1
	1.7	Tenant’s Percentage	1
	1.8	Permitted Use	1
	1.9	Tenant’s Guarantor	1
	1.10	Tenant’s Parking Spaces	2
	1.11	Landlord’s Broker	2
	1.12	Additional Provisions	2
	1.13	Exhibits	2

2.	LEASE OF PREMISES		2

3.	LEASE TERM		2

	3.1	Commencement	2
	3.2	Delay In Commencement	2
	3.3	Early Occupancy	2

4.	RENT		2

	4.1	Minimum Monthly Rent	2
	4.2	Lease Year	3
	4.3	Additional Rent	3
	4.4	Impounds	3
	4.5	Audit Right	3

5.	SECURITY DEPOSIT		4

6.	OPERATING COSTS		4

	6.1	Payment of Operating Costs by Tenant	4
	6.2	Tenant’s Share	4
	6.3	Operating Costs	4
	6.4	Common Facilities	5

7.	MAINTENANCE AND REPAIRS		5

	7.1	Tenant’s Obligations	5
	7.2	Landlord’s Obligations	6
	7.3	Performance By Landlord	6

8.	REAL PROPERTY TAXES		6

	8.1	Payment of Real Property Taxes by Tenant	6
	8.2	Real Property Taxes Defined	6
	8.3	Personal Property Taxes	7

9.	INSURANCE		7

	9.1	Landlord’s Insurance	7
	9.2	Tenant’s Insurance	7

	9.3	Payment of Insurance Costs	8
	9.4	Waiver of Subrogation	8
	9.5	Tenant’s Use Not to Increase Premium	9

10.	UTILITIES		9

11.	USE		9

	11.1	Permitted Use	9
	11.2	Compliance with Legal Requirements	10
	11.3	Waste, Quiet Conduct	10
	11.4	Rules and Regulations	10
	11.5	Signs	10
	11.6	Parking	10
	11.7	Entry by Landlord	10

12.	ACCEPTANCE OF PREMISES; NONUABIUTY OF LANDLORD; DISCLAIMER		11

	12.1	Acceptance of Premises	11
	12.2	Landlord’s Exemption From Liability	11
	12.3	No Warranties or Representations	12
	12.4	Keys	12

13.	INDEMNIFICATION		12

14.	HAZARDOUS MATERIALS		13

	14.1	Definitions	13
	14.2	Use of Hazardous Materials	13
	14.3	Compliance With Laws; Handling Hazardous Materials	13
	14.4	Notice; Reporting; Notice Under Health and Safety Code Section 25359.7	14
	14.5	Indemnity	14
	14.6	Entry and Inspection; Cure	15
	14.7	Termination; Expiration	15
	14.8	Exit Assessment	15
	14.9	Event of Default	15

15.	ALTERATIONS; LIENS		16

	15.1	Alterations by Tenant	16
	15.2	Permits and Governmental Requirements	16
	15.3	Liens	16
	15.4	Remodel	16

16.	DAMAGE AND DESTRUCTION		17

	16.1	Partial Damage	17
	16.2	Total Destruction	17

	16.3	Partial Destruction of Center or Building	17
	16.4	Insurance Deductible	17
	16.5	Damage Near End of Term	17
	16.6	Landlord’s Termination Notice; Effective Date; Relocation	17
	16.7	Rent Abatement	18
	16.8	Tenant’s Obligations	18
	16.9	Waiver of Inconsistent Statutes	18

17.	CONDEMNATION		18

	17.1	Effect on Lease	18
	17.2	Condemnation Award	18
	17.3	Waiver of Inconsistent Statutes	19

18.	ASSIGNMENT AND SUBLETTING		19

	18.1	Landlord’s Consent Required	19
	18.2	Landlord’s Election	19
	18.3	Costs; Transfer Fee	20
	18.4	Assumption; No Release of Tenant	20
	18.5	No Merger	20
	18.6	Reasonable Restriction	20

19.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATE		20

	19.1	Subordination	20
	19.2	Attornment	21
	19.3	Estoppel Certificates	21

20.	SURRENDER OF PREMISES		21

	20.1	Condition of Premises	21
	20.2	Removal of Certain Alterations, Fixtures and Equipment Prohibited	22
	20.3	Holding Over	22

21.	DEFAULT BY TENANT		22

22.	REMEDIES		23

	22.1	Termination of Lease	23
	22.2	Continuation of Lease	23
	22.3	Performance By Landlord	24
	22.4	Late Charge; Interest on Overdue Payments	24

	22.5	Landlord’s Right to Require Advance Payment of Rent; Cashier’s Checks	24

23.	DEFAULT BY LANDLORD		25

	23.1	Notice to Landlord	25
	23.2	Notice to Mortgagees	25
	23.3	Limitations on Remedies Against Landlord	25

24.	GENERAL PROVISIONS		25

	24.1	Action or Defense by Tenant	25
	24.2	Arbitration and Mediation; Waiver of Jury Trial	25
	24.3	Attorneys’ Fees	26
	24.4	Authority	26
	24.5	Binding Effect; Parties Benefited	26
	24.6	Brokers	26
	24.7	Construction	26
	24.8	Counterparts	26
	24.9	Covenants and Conditions	27
	24.10	Entire Agreement	27
	24.11	Exhibits	27
	24.12	Financial Statements	27
	24.13	Force Majeure	27
	24.14	Governing Law	27
	24.15	Joint and Several Liability	27
	24.16	Modification	27
	24.17	Modification for Lender	27
	24.18	Nondiscrimination	27
	24.19	Notice	28
	24.20	Partial Invalidity	28
	24.21	Quiet Enjoyment	28
	24.22	Recording; Non-Disclosure	28
	24.23	Relationship of the Parties	28
	24.24	Intentionally Omitted	28
	24.25	Time of the Essence	28
	24.26	Transfer of Landlord’s Interest	28
	24.27	Waiver	28
	24.28	OFAC Certification	29
	24.29	Tenant Improvements	29

Exhibit “A” – Site/Floor Plan of Premises/Description of Center
Exhibit “B” – Rules and Regulations
Exhibit “C” – Sign Criteria

STANDARD INDUSTRIAL NET LEASE

This STANDARD INDUSTRIAL NET LEASE (“Lease”), dated for reference purposes only May 23, 2008, is entered into by Sorrento Square, a California limited partnership (“Landlord”), and MabVax Therapeutics, Inc., a Delaware corporation (“Tenant”).

1.	BASIC LEASE TERMS

The basic terms of the Lease set forth in this Article 1 shall be read in conjunction with the other Articles of this Lease, which define and explain the basic terms.

1.1 Address for Notice (see Section 24.19):

Landlord:	11750 Sorrento Valley Road, Suite 209
San Diego, California 92121
Attention: Sorrento Square Property Management

Tenant:	At the Premises, or
Address for Tenant other than at the Premises:
2907 Wishbone Way
Encinitas CA 92024

1.2 Description of Premises:

Center Name:	Sorrento Square

Address: 11588 Sorrento Valley Road
San Diego CA 92121

Suites/Units:	19A & 20

Approximate Rentable Square Footage (see Exhibit “A”): 3,595

1.3 Commencement Date: August 1, 2008 (the “Commencement Date”).

1.4 Lease Term (see Article 3): Approximately two (2) years and zero (0) months, beginning on the Commencement Date and ending on the last day of the calendar month of July 2010 (the “Expiration Date”).

1.5 Minimum Monthly Rent: $7,909.00 per month for the first Lease Year, as provided in Article 4. The Minimum Monthly Rent shall be increased on the first day of the second (2nd) Lease Year and each first day of each succeeding Lease Year as follows:

08/01/08 — 07/31/09: $7,909.00 per month
08/01/09 — 07/31/10: $8,268.50 per month

1.6 Security Deposit: $8.268.50 (see Article 5).

1.7 Tenant’s Percentage (see Article 6): 4.45%.

1.8 Permitted Use (see Article 11): General office, research & development, and laboratory uses associated with a biotechnology company, and for no other use.

1.9 Tenant’s Guarantor (If none, so state): None.

1.10 Tenant’s Parking Spaces (Unassigned) (see Section 11.6): Eleven (11).

1.11 Landlord’s Broker (If none, so state): Asset Management Group.

Tenant’s Broker (If none, so state): Michael Gerrity, Phase 3 Properties.

1.12 Additional Provisions: The following additional provisions are attached to and made a part of this Lease (if none, so state): None.

1.13 Exhibits: The following Exhibits are attached to and made a part of this Lease:

Exhibit “A” - Description of Premises
Exhibit “B” - Rules and Regulations
Exhibit “C” - Sign Criteria

2.	LEASE OF PREMISES

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises (the “Premises”) described in Section 1.2, which Premises are indicated on the site/floor plan attached as Exhibit “A”. The Premises are part of the office or industrial center identified in Section 1.2 (the “Center”). The approximate Rentable Square Footage identified in Section 1.2 is a measurement of the leaseable floor area of the Premises, as determined by Landlord and applied on a consistent basis throughout the Center. As used herein, the term “Building” means the building of which the Premises are a part; if the Premises encompasses the entire Building, then the terms “Premises” and “Building” shall have the same meanings.

3.	LEASE TERM

3.1 Commencement. The term of this Lease (the “Lease Term”) shall commence on the Commencement Date stated in Section 1.3 and shall continue for the period stated in Section 1.4, unless sooner terminated pursuant to any provision of this Lease.

3.2 Delay In Commencement. If Landlord cannot deliver possession of the Premises to Tenant on the Commencement Date specified in Section 1.3 for any reason, Landlord shall not be subject to any liability therefor. Such nondelivery shall not affect the validity of this Lease nor the obligations of Tenant hereunder. However: (a) Tenant shall not be obligated to pay rent until possession of the Premises is delivered to Tenant, (b) If possession of the Premises is not delivered to Tenant within thirty (30) days of the Commencement Date, the last day of the Lease Term shall be extended by the total number of days that possession is so delayed, plus the minimum number of additional days necessary to make the Expiration Date the last day of a calendar month, and (c) if Landlord has not delivered possession of the Premises within forty-five (45) days after the Commencement Date, Tenant may elect to terminate this Lease by delivering written notice to Landlord within ten (10) days thereafter, in which event the parties shall be discharged from all further obligations hereunder.

3.3 Early Occupancy. Tenant shall be entitled to occupy the Premises as of the earlier of Landlord’s completion of the Tenant Improvements (as defined below) or July 1, 2008, which occupancy shall be subject to all provisions of this Lease, other than the obligation to pay rent. Such occupancy shall not advance the Expiration Date. Notwithstanding anything to the contrary herein, Tenant shall not be required to pay Minimum Monthly Rent, Additional Rent or any other charges required hereunder for such early occupancy period, except for Utilities that are separately metered to the Premises, which shall be payable as set forth in Article 10.

4.	RENT

4.1 Minimum Monthly Rent. Tenant shall pay minimum monthly rent (“Minimum Monthly Rent”) in the initial amount stated in Section 1.5. The Minimum Monthly Rent shall be increased as set forth in Section 1.5 and/or elsewhere in this Lease. Tenant shall pay the Minimum Monthly Rent on or before the first day of each calendar month, in advance, at the office of Landlord or at such other place designated by Landlord, without deduction, offset or prior demand. If the Commencement Date is not the first day of a calendar month, the rent for the partial month at the beginning of the Lease Term shall be prorated on a per diem basis and shall be due on the first day of such partial month. Upon execution of this Lease, and before the Commencement Date, Tenant shall pay to Landlord the aggregate of the first month’s Minimum Monthly Rent, the first month’s Monthly Impound Payment (see Section 4.4), and the Security Deposit (see Section 5).

4.2 Lease Year. As used in this Lease, the term “Lease Year” means (i) the first period of twelve (12) full calendar months following the Commencement Date (including, if the Commencement Date is rot the first day of a calendar month, the period between the Commencement Date and the next first day of the month), (ii) each period of twelve (12) full calendar months thereafter, and (iii) any remaining period at the end of the Lease Term of less than twelve (12) full calendar months.

4.3 Additional Rent. All charges payable by Tenant for Operating Costs (Article 6), Maintenance and Repairs (Article 7), Real Property Taxes (Article 8), Insurance Costs (Article 9), and Utilities (Article 10) are hereinafter referred to herein as “Additional Rent.” All Minimum Monthly Rent, Additional Rent, and all other charges and monetary amounts due Landlord from Tenant under this Lease or otherwise shall constitute “rent”. Unless this Lease provides otherwise, all Additional Rent shall be paid by Tenant, without limitation or offset, within thirty (30) days after Tenant’s receipt of a statement from Landlord. If any Minimum Monthly Rent is abated or waived pursuant to another specific term of this Lease or in any separate agreement, it is understood that such abatement or waiver shall apply only to the Minimum Monthly Rent, and Tenant shall be obligated to pay all Additional Rent and other charges during such periods of abatement or waiver of Minimum Monthly Rent.

4.4 Impounds. Landlord shall have the right, but not the obligation, to collect and impound, in advance, any or all components of Additional Rent based upon Landlord’s reasonable estimate of Tenant’s future liability for such amounts under this Lease. Landlord shall initially establish the monthly amount of such impound (“Monthly Impound Payments”), based upon its estimate of one-twelfth of Tenant’s annual liability therefor. Landlord shall have the right at any time to adjust the amount of the Monthly Impound Payment upon thirty (30) days’ prior written notice to Tenant. The Monthly Impound Payment shall be due and payable on the first day of each month throughout the Lease Term. Any failure to pay the Monthly Impound Payment when due shall be considered a failure to pay rent when due under Section 21.1 and other relevant provisions of this Lease, and shall entitle Landlord to exercise any or all of its remedies available in the same manner as for the failure to pay rent. Upon the occurrence of any Event of Default by Tenant hereunder, Landlord shall have the right to apply all unapplied amounts of Monthly Impound Payments to Tenant’s default. Within ninety (90) days after the end of each calendar year, Landlord shall deliver to Tenant an accounting of Tenant’s actual Share of Additional Rent and the estimated amounts previously paid by Tenant. Any overpayment by Tenant shall be credited against next Monthly Impound Payments due hereunder, or, if the Term has expired, shall be remitted to Tenant at the time such accounting is delivered to Tenant. Tenant shall pay the amount of any underpayment within thirty (30) days after receipt of the accounting. Tenant acknowledges that the Monthly Impound Payments are estimates only and not a representation of the amount of Tenant’s ultimate liability for Additional Rent.

4.5 Audit Right. Within one hundred twenty (120) days after receipt of an annual reconciliation of Impound amounts (“Statement”) by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant, designated by Tenant, may, provided such accountant is not paid by contingency or compensated in connection with the finding of Tenant’s overpayment, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records (pertaining to Landlord’s calculation of the costs set forth in this Section 6) at Landlord’s offices, provided that Tenant and such accountant or representative shall, and each of them shall cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. Within sixty (60) days after receipt of Tenant’s audit, Landlord shall have the right to have an independent certified public accountant review the Tenant’s audit for accuracy (“Landlord’s Audit”). If such Landlord’s Audit confirms that the total amount of any item of costs set forth in this Section 6 were overstated by more than five percent (5%), then the actual, documented and reasonable cost of the accountant shall be paid for by Landlord. Promptly following the parties receipt of such audit results, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such audit.

5.	SECURITY DEPOSIT

Upon execution of this Lease, Tenant shall deposit with Landlord the amount specified in Section 1.6 (the “Security Deposit”), to be held by Landlord, without liability for interest, as security for Tenant’s performance of its obligations under this Lease. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Landlord may apply all or a part of the Security Deposit to any unpaid rent (including unpaid Additional Rent or Monthly Impound Payments) or other monetary payments due from Tenant or to cure any other default of Tenant hereunder and to compensate Landlord for all damage and expense sustained as a result of such default. If all or any portion of the Security Deposit is so applied, Tenant shall deposit cash sufficient to restore the Security Deposit to its original amount within fifteen (15) days after receipt of Landlord’s written demand. If Tenant fully and faithfully performs each of its obligations under this Lease, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days of the later of the expiration or earlier termination of this Lease or the vacation of the Premises by Tenant. At Landlord’s request, Tenant shall accompany Landlord or Landlord’s representative on a “walk-through” of the Premises prior to Landlord’s return of the Security Deposit.

6.	OPERATING COSTS

6.1 Payment of Operating Costs by Tenant. Tenant shall pay its Share of Operating Costs to Landlord on a monthly basis. Tenant shall pay the amount of such Share to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, within thirty (30) days after receipt of a statement from Landlord.

6.2 Tenant’s Share. Tenants “Share” (sometimes referred to as ‘Pro Rata Share’) is the percentage or proportion of the various components of Additional Rent and certain other charges for which Tenant is responsible under this Lease. Tenants Share for each such component shall be Tenants Percentage as stated in Section 1.7, unless Landlord reasonably determines that Operating Costs should be pooled such that another percentage or proportion would be equitable based on factors such as Tenants use of such in excess of its Percentage, such component of Additional Rent applies to some but not all of the Center, or factors set forth elsewhere in this Lease. Tenants Percentage represents the approximate current ratio of the Rentable Square Footage of the Premises (identified in Section 1.2) to the total Rentable Square Footage of the Center.

6.3 Operating Costs. “Operating Costs” includes all costs incurred by Landlord and its Property Manager in operating, managing, repairing and maintaining the Common Facilities, including without limitation: gardening and landscaping; the cost of public liability, property damage and other Insurance carried by Landlord and its Property Manager and applicable to the Common Facilities, including any deductibles thereunder; Real Property Taxes applicable to the Common Facilities; utilities for the Common Facilities; line painting and parking lot repairs; roof repairs; lighting for the Common Facilities; trash and refuse removal for the Common Facilities; supplies; equipment; exterior painting; capital improvements; provided that capital improvements amortized over useful life as reasonably determined by Landlord; the costs of altering, improving, renovating, upgrading or retrofitting any portion of the Common Facilities to comply with all laws, regulations and governmental requirements applicable to the Center put into effect or interpreted differently after the Commencement Date (including without limitation those related to disabled persons, hazardous materials, lighting upgrades, sprinkler and energy-saving retrofits); security service; property management costs (not to exceed 4% of revenues) and administrative fees; bookkeeping services; labor; and the cost of personnel to implement such services and to direct parking. In lieu of including the entire amount of any such expense in Operating Costs in any one period, Landlord, at its election, may spread the inclusion of, or may amortize, any such expenses, in Operating Costs over such multiple periods as Landlord shall determine; provided; however, that any item included in Operating Costs which is capital in nature will be amortized over its useful life as reasonably determined by Landlord. Notwithstanding anything above to the contrary, Operating Costs shall not include (1) the cost of providing any service directly to and paid in full directly by any single tenant other than Tenant (outside of such tenant’s Operating Cost payments); (2) the cost of any items to the extent Landlord is reimbursed by insurance proceeds (except for deductibles), condemnation awards, a tenant of the Building, or otherwise to the extent so reimbursed; (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commissions; (4) ground lease payments (if any); (5) costs incurred by Landlord caused solely by the violation by Landlord of the terms and conditions of any lease of space in the Building; (6) Landlord’s general corporate overhead not attributable to the Center; (7) bad debt expenses and interest, principal, points and fees on debts or amortization on any ground lease, mortgage or mortgages or any other debt instrument encumbering the Building (including the real property on which the Building is situated); (8) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Building unless improvements to the Building or Common Areas are required; (9) any costs expressly excluded from Operating Costs elsewhere in this Lease; (10) expenses in connection with services or other benefits which are not offered to Tenant; (11) electric power costs to any individual premises in the Building or other utility costs for any individual premises which any tenant directly contracts with the local public service company; (12) any insurance deductible payable for a covered loss in which the casualty covered by such insurance was caused solely by the negligence or willful misconduct of another tenant or occupant of the Center; (13) marketing costs, including leasing commissions and attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; (14) costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to another tenant of the Building; and (15) costs incurred in connection with any future expansion of the Building or Center.

6.4 Common Facilities. “Common Facilities” (sometimes referred to herein as “Common Areas”) means all areas, facilities, utilities, equipment and services provided by Landlord for the common use or benefit of the occupants of the Center and their employees, agents, customers and other invitees, including without limitation, if the same exist: building lobbies, common corridors and hallways, restrooms, pedestrian walkways, driveways and access roads, access facilities for disabled persons (including elevators), truck serviceways, loading docks, garages, driveways, parking lots, landscaped areas, stairways, elevators, retaining walls, all areas required to be maintained under the conditions of governmental approvals for the Center, and other generally understood public or common areas. All Common Facilities shall at all times be subject to the exclusive control and management of Landlord. Landlord reserves the right to relocate, alter, improve, or adjust the size and location of any Common Facilities from time to time without liability to Tenant, provided the same does not unreasonably interfere with Tenant’s access to, or use of, the Premises or materially increase Tenant’s monetary obligations hereunder. Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to the Common Facilities. Landlord shall have the right to construct, maintain and operate lighting facilities on the Common Facilities; to police the same; from time to time to change the area, level, location and arrangement of parking areas and other facilities; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to close all or any portion of the Common Facilities to such extent, provided the same does not unreasonably interfere with Tenants access to, or use of, the Premises; to close temporarily all or any portion of the Common Facilities for any reason, including for the purpose of preventing a dedication thereof or the accrual of any rights to any person or the public therein; and to do and perform such other acts in and to the Common Facilities which Landlord shall determine, using good business judgment, to be advisable to improve the convenience and use thereof by tenants, their officers, agents, employees and customers. Subject to the foregoing, all Common Facilities not within the Premises, which Tenant may use under a revocable license, on a nonexclusive basis in common with other tenants, and if any such license is revoked, or if the amount of such areas is diminished, Landlord shall not be subject to any liability and Tenant shall not be entitled to any compensation or abatement of rent, nor shall such revocation or diminution be deemed constructive or actual eviction.

7.	MAINTENANCE AND REPAIRS

7.1 Tenant’s Obligations. Except as provided in Section 7.2, Tenant, at its sole cost, shall keep the Premises in good order, condition and repair during the Lease Term, including without limitation: all nonstructural, interior areas; all heating, ventilation and air conditioning systems and equipment serving the Premises only; all glass, glazing, windows, window moldings, partitions, doors and door hardware which are in the interior of the Premises; all interior painting; all fixtures and appurtenances in the Premises or exclusively serving the Premises including electrical, lighting and plumbing fixtures; and all other portions of the interior of the Premises (collectively, “Maintenance and Repairs”). If any portion or element of the Premises, or the other systems or equipment for which Tenant is responsible hereunder cannot be fully repaired, Tenant shall promptly replace the same at its sole cost and expense regardless of whether the benefit of such replacement extends beyond the Lease Term. It is the intention of Landlord and Tenant that Tenant shall maintain the Premises, at all times during the Lease Term, in an attractive, good and fully operative condition, at Tenant’s expense. If any heating and air conditioning system or equipment exclusively serves the Premises, Tenant shall additionally obtain and keep in force a preventive maintenance contract providing for the regular (at least quarterly) inspection and maintenance of the heating and air conditioning system (including leaks around ducts, pipes, vents, and other parts of the air conditioning) by a reputable licensed heating and air conditioning contractor acceptable to Landlord. Prior to April 1 of each calendar year, Tenant shall deliver Landlord written confirmation from such contractor verifying that such a contract has been entered into and that the required service will be provided. Landlord shall not undertake the responsibility of maintaining and repairing the heating and air conditioning system for the Premises; provided, however, if upon the surrender of the Premises to Landlord, the heating and air conditioning system for the Premises is not in good working order, Tenant shall reimburse Landlord’s cost to repair plus fifteen percent (15%) of such amount for overhead immediately upon demand.

7.2 Landlord’s Obligations. Landlord shall repair and maintain in good condition and in compliance with all Legal Requirements (as defined below) the Common Facilities, the roof, the foundations and structural portions of the Premises and the Building. Tenant shall pay (a) its Share of the costs of such maintenance as part of Operating Expenses, and (b) the full amount of any maintenance and repairs necessitated by any act, omission, conduct or activity of, or breach of this Lease by, Tenant or any of Tenant’s officers, agents, customers or invitees (plus fifteen percent (15%) of the cost thereof to reimburse Landlord for overhead). There shall be no abatement of rent, and no liability of Landlord, by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, or improvements to any portion of the Premises or the Center. Landlord shall use reasonable efforts to minimize interference with Tenant’s business operations and access to the Premises. Tenant expressly waives all rights to make repairs at the expense of Landlord or deduct any amounts from rent as provided in any statute or ordinance now or hereafter in effect, including its rights under the provisions of California Civil Code Sections 1941 and 1942. Landlord’s obligations under this Section are not intended to alter or modify in any way the provisions of Article 12.

7.3 Performance By Landlord. If Tenant refuses or neglects to perform its maintenance obligations hereunder to the reasonable satisfaction of Landlord, Landlord shall have the right (but not the obligation), upon three (3) business days’ prior notice to Tenant, to enter the Premises and perform such repairs and maintenance on behalf of Tenant. Landlord shall also have the right (but not the obligation), without prior notice to Tenant, to correct or remove any dangerous or hazardous condition to repair the plumbing systems, to correct, repair or bring into legal compliance any fire or other life safety systems of the Premises, and to repair or replace any broken glass or glazing which imposes an imminent risk of injury to persons or property, if Tenant fails to correct or repair the same within twenty-four (24) hours after the need arises. Landlord shall not be liable to Tenant for any loss or damage to Tenant’s merchandise, fixtures, or other property or to Tenant’s business in connection with Landlord’s performance hereunder, and Tenant shall pay Landlord’s costs plus fifteen percent (15%) of such amount for overhead, upon presentation of a statement therefor. Tenant shall also pay interest at the rate provided in Section 22.4 from the date of completion of repairs by Landlord to the date paid by Tenant.

8.	REAL PROPERTY TAXES

8.1 Payment of Real Property Taxes by Tenant. Tenant shall pay all Real Property Taxes applicable to the Premises during the Lease Term. If the Premises are not separately assessed, Tenant shall pay its Share thereof as equitably determined by Landlord based upon the Rentable Square Footage of the Premises compared to the total Rentable Square Footage covered by the tax bill the respective valuations assigned in the assessor’s worksheet, and/or other relevant factors. Tenant shall pay its Share of Real Property Taxes to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, within thirty (30) days after receipt of a statement from Landlord.

8.2 Real Property Taxes Defined. “Real Property Taxes” means all taxes, assessments, levies, fees and other governmental charges levied on or attributable to the Premises or any part thereof, including without limitation: (a) real property taxes and assessments levied with respect to all or a portion of the Premises, (b) assessments, charges and fees charged by governmental agencies or districts for services or facilities provided to the Premises, (c) transfer, transaction, rental, gross receipts, license or similar taxes or charges measured by rent received by Landlord, excluding any federal or state income, franchise, estate, excise, succession, transfer or inheritance taxes of Landlord, or any taxes incurred prior to the commencement of or after the expiration or other termination of the Lease Term, (d) taxes based upon a reassessment of the Premises due to a transfer or change of ownership, and (e) any assessment, charge or fee that is a substitute in whole or in part for any tax now or previously included within the definition of Real Property Taxes. If Landlord elects to contest an assessment of any Real Property Taxes, Landlord shall have the right to recover its actual costs of such contest (including attorneys’ fees and costs) as part of Real Property Taxes, but only to the extent such contest has resulted in a reduction of Real Property Taxes and Tenant shall receive a refund in an amount equal to Tenant’s Share of any such reduction. Tenant shall not be entitled to the benefit of any reduction, refund, rebate or credit accruing or payable to Landlord prior to the commencement of or after the expiration or other termination of the Lease Term.

8.3 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall attempt to have such personal property taxed separately from the Premises. If any such taxes on Tenant’s personal property are levied against Landlord or the Premises, or if the assessed value of the Premises is increased by inclusion of a value placed upon such personal property of Tenant, then: (a) Landlord, after written notice to Tenant, shall have the right to pay the taxes levied against Landlord, or the taxes based upon such increased valuation, but under protest if so requested by Tenant in writing, and (b) Tenant shall pay to Landlord the taxes levied against Landlord, or the taxes resulting from such increased valuation, within fifteen (15) days after Tenant’s receipt of a written statement from Landlord.

9.	INSURANCE

9.1 Landlord’s Insurance. During the Lease Term, Landlord shall maintain insurance covering loss or damage to the Premises (excluding Tenant’s Alterations, fixtures, equipment and personal property), insuring against any or all risks of physical loss (and including, at Landlord’s option, flood and earthquake coverage, with the scope and amounts of such coverage as determined by Landlord. Said insurance shall provide for payment of toss thereunder to Landlord or to the holder of a first mortgage or deed of trust on the Premises. Landlord shall also maintain during the Lease Term, as part of its casualty insurance, a policy of rental income insurance covering a period of one (1) year, with loss payable to Landlord. Landlord may also maintain (but shall not be required to maintain) liability and other insurance (including environmental insurance) as Landlord, at its sole option, may elect to maintain. Landlord shall maintain liability insurance.

9.2 Tenant’s Insurance.

(a) Tenant shall carry, at Tenant’s sole expense, insurance against any or all risks of physical loss in an amount adequate to cover the cost of replacement of all of Tenant’s Alterations, trade fixtures, equipment and personal property. If Tenant’s insurance does not otherwise cover losses caused by breakage or other malfunction of any of Tenant’s machinery or equipment used by Tenant in the Premises, then Tenant shall carry equipment breakdown insurance (so called boiler and machinery insurance) covering Tenant’s equipment and machinery (including any heating, ventilation and air conditioning systems, electrical equipment, and the like). Tenant acknowledges that Landlord’s insurance is not intended to cover Tenant’s Alterations, trade fixtures, equipment, and personal property. My policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Article 16, whereupon any insurance proceeds covering any of Tenant’s Alterations, fixtures, equipment and personal property that Tenant is required to leave in the Premises at the expiration or earlier termination of the Lease Term under Article 20 shall be payable to Landlord. Provided, however, that at Landlord’s sole election, Landlord may obtain at Tenant’s expense any or all of the insurance described in this Section if Tenant fails to obtain the insurance required under this Article.

(b) Tenant shall carry, at Tenants sole expense, comprehensive or commercial general liability insurance, fully covering any and all claims arising from personal injury, death, and/or property damage occurring in or about the Premises or the Center. Such liability insurance shall include without limitation bodily injury (including wrongful death), property damage, advertising injury, personal injury and contractual liability coverages (including Tenant’s indemnification obligations under Article 13), independent contractors, owned, nonowned, and hired vehicle liability and, if alcoholic beverages are served, sold, consumed or obtained in the Premises, liquor-law liability. The initial limit of such insurance shall be at least $2,000,000 combined single liability limit if the Rentable Square Footage of the Premises (as indicated in Section 1.2) exceeds 3,000 square feet, or $1,000,000 combined single liability limit if such Rentable Square Footage is 3,000 square feet or less. Such liability insurance limits may be met by umbrella coverage of not less than $5,000,000 and shall be subject to periodic increase, at Landlord’s election, based upon inflation, increased liability awards, lender requirements, the recommendations of Landlord’s professional insurance advisors, and other relevant factors. Tenant shall also, at its sole cost and expense, obtain worker’s compensation coverage in an amount adequate to comply with law, and employer’s liability coverage with a limit of not less than $2,000,000. If Tenant’s use of the Premises involves any use, generation, manufacturing, storage or disposal of any Hazardous Materials, or if any of Tenants activities increases any risk of any liability to Tenant or Landlord under Hazardous Materials Laws, Tenant shall carry such environmental insurance as may be required by Landlord or Landlord’s lender. Tenant shall, at Tenant’s sole expense, maintain such other liability insurance as Tenant deems necessary to protect Tenant.

(c) Each policy of Insurance required to be carried by Tenant hereunder shall (i) name Landlord, Landlord’s lender and Landlord’s property manager (if any) as additional insureds, (ii) contain cross-liability and contractual liability provisions, (ii) provide that no cancellation or reduction in coverage shall be effective until thirty (30) days after written notice to Landlord and Landlord’s lender (10 days for nonpayment of premiums), (iii) be issued by an insurer licensed in California and reasonably approved by Landlord, and (iv) be primary and noncontributory to any insurance carried by Landlord, regardless of the absence of negligence or other fault of Tenant for alleged injury, death and/or property damage. The deductible or self-insured retention on any insurance required to be carried by Tenant hereunder shall not exceed, without the prior written consent of Landlord, Twenty-Five Thousand Dollars ($25,000) per occurrence. Tenant shall be responsible for the payment of the full amount of any deductible or self-Insured retention on its insurance unless the reason for such loss is the sole negligence or willful misconduct of Landlord, its agents or employees. No insurance carried or required to be carried by Tenant, nor the amount or limits thereof, shall limit Tenant’s liability nor relieve Tenant of any obligation under this Lease.

(d) Each policy of insurance required to be carried by Tenant hereunder shall be obtained by Tenant and maintained in full force and effect throughout the Lease Term and any other period of Tenant’s actual or constructive possession of the Premises. Prior to the Commencement Date or any earlier taking of possession of any part of the Premises, Tenant shall deliver to Landlord (I) an ACORD Form 27 certificate (or such other certificate providing the greatest protection to Landlord reasonably available) evidencing all insurance required to be maintained by Tenant and identifying all additional insureds required to be so designated under the terms of this Lease, and (ii) all additional insured endorsements provided by the insurer in favor of Landlord, Landlord’s property manager and Landlord’s lender as required by this Lease. Tenant shall deliver evidence of a renewal of each required policy, together with all required endorsements, at least thirty (30) days prior to expiration thereof. Tenant shall permit Landlord at all reasonable times to inspect the policies of insurance, and shall deliver copies thereof to Landlord within ten (10) days after Landlord’s request therefor. Tenant shall be in material breach of this Lease if Tenant fails to obtain the insurance required under this Section, or if Tenant obtains insurance with terms, conditions and/or exclusions that are inconsistent with the requirements and terms of this Lease.

9.3 Payment of Insurance Costs. Tenant shall pay directly all premiums for its liability insurance required under Section 9.2 and for all other insurance Tenant elects to carry. Tenant shall pay its Share of the premiums for the insurance policies carried by Landlord described in this Article or elsewhere in this Lease (“Insurance Costs”). If the Lease Term expires before the expiration of any such insurance policy, Tenant’s liability for premiums shall be prorated on an annual basis. Tenant shall pay its Share of Insurance Costs to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.5, within thirty (30) days after receipt of a statement from Landlord. If any insurance policy maintained by Landlord covers property other than the Center (under a so-called “blanket” policy or otherwise), Landlord shall reasonably apportion the premium therefor among the properties so covered. In addition, Tenant shall pay its Share of any deductible amount under Landlord’s insurance policies within thirty (30) days after receipt of a statement from Landlord as an Operating Cost. Tenant’s Share of any such deductible shall be equitably determined by Landlord based upon, among other factors, the Rentable Square Footage of the Premises affected compared to the Rentable Square Footage of all other affected areas in the Center, and the Replacement Cost (as defined in Section 16.1) applicable to the damage to the Premises compared to that applicable to all other affected areas.

9.4 Waiver of Subrogation. Landlord and Tenant each hereby waive any and all claims against the other party and its officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, for any and all loss of or damage to the Premises, Center or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, which loss or damage arises out of any peril that is or would be covered by any physical damage insurance policy actually carried or required to be carried pursuant to this Lease. The foregoing waiver shall apply regardless of whether the party suffering the loss or damage actually carries such insurance, recovers under such insurance, or self-insures the loss or damage. Inasmuch as the foregoing waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company issuing to it any policy of physical damage insurance written notice of the terms of this mutual waiver, and to have each such insurance policy properly endorsed, if necessary, to prevent the invalidation of such insurance coverage by reason of such waiver. The waiver set forth herein shall apply to any deductible amount under any insurance policy, is not limited by the amount of Insurance carried or required to be carried, and is in addition to any other waiver or release contained in this Lease. If Landlord has contracted with a third party for the management of the Center, the waiver of subrogation by Tenant herein shall also run in favor of such third party.

9.5 Tenant’s Use Not to Increase Premium. Tenant shall not keep, use, manufacture, assemble, sell or offer for sale in or upon the Premises any article that may be prohibited by, or that might invalidate, in whole or In part, the coverage afforded by, a standard form of fire or all risk insurance policy. Tenant shall pay the entire amount of any increase in premiums that may be charged during the Lease Term for the insurance that may be maintained by Landlord on the Premises or the Center resulting from the type of materials or products stored, manufactured, assembled or sold by Tenant in the Premises, whether or not Landlord has consented to the same. In determining whether increased premiums are the result of Tenant’s use of the Premises, a schedule issued by the entity making the insurance rate on the Premises showing the various components of such rate shall be conclusive evidence of the items and charges that make up the fire insurance rate on the Premises.

10.	UTILITIES

Tenant shall pay the cost of all water, gas, heat, light, power, sewer, telephone, refuse disposal, and all other utilities and services supplied to the Premises (collectively, “Utilities”). The Premises is currently separately metered for electricity. Tenant shall make payments for all separately metered utilities, when due, directly to the appropriate supplier. If any utilities or services are not separately metered or monitored with respect to the Premises, Tenant shall pay its Share thereof to landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, within thirty (30) days after receipt of a statement from Landlord. Landlord shall in no way be liable or responsible for any loss, damage or expense that Tenant may sustain or incur by reason of any change, failure, interruption, interference or defect in the supply or character of the electricity or other utilities supplied to the Premises, except to the extent provided In this Section 10 below. Landlord makes no representation or warranty as the suitability of the utility service for Tenants requirements, and no such change, failure, defect, unavailability or unsuitability shall constitute any actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant of any of its obligations under the Lease, except to the extent provided in this Section 10 below. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service, and no such failure or interruption shall entitle Tenant to terminate this Lease or abate the rent due hereunder except to the extent that such failure or interruption Is due to the negligence or willful misconduct of Landlord and prevents Tenant from using all or a portion of the Premises for more than five (5) consecutive business days after Landlord’s receipt of written notice from Tenant, in which case rent shall be reduced to the extent the Premises are unusable.

11.	USE

11.1 Permitted Use. The Premises shall be used and occupied only for the permitted uses specified in Section 1.8, and shall not be used or occupied for any other purposes without the prior written consent of Landlord. Should Tenant desire to change its use, Tenant shall request Landlord’s consent to such change in writing, and shall provide in writing such reasonably detailed Information about the proposed new use as may be requested by Landlord. Landlord shall not unreasonably withhold its consent to any requested change of use, and shall have the right to impose reasonable restrictions on such new use. Factors that Landlord may take into account in granting or withholding its consent shall include, without limitation: (i) whether the proposed use is compatible with the character and tenant mix of the Center, (ii) whether the proposed use poses any increased risk to Landlord or any other occupant of the Center, (iii) whether any proposed Alterations to accommodate such proposed use might decrease the rental or sale value of the Premises or the Center, and (iv) whether Tenant has the requisite expertise and financial ability to successfully operate in the Premises with the proposed new use.

11.2 Compliance with Legal Requirements. Tenant shall at all times and at its sole expense comply with all federal, state, local and other laws, ordinances, rules, regulations, orders, requirements, and recorded covenants and restrictions applicable to the Center, in effect from and after the Commencement Date (Including without limitation those related to disabled persons, access, hazardous materials, lighting upgrades, energy saving, and sprinkler and seismic retrofits) to the extent required because of Tenant’s particular use of the Premises or due to alterations made to the Premises after the Commencement Date by or on behalf of Tenant (collectively, “Legal Requirements”). Tenant shall not do or permit anything to be done in or about the Premises in conflict with any Legal Requirement. Without limiting the generality of the foregoing, Tenant shall at its sole cost take all actions, make ail alterations, install all additional facilities, and perform all work required to cause the Premises (and any other area of the Center) to comply with all Legal Requirements put into effect or interpreted differently after the Commencement Date to the extent the need for such compliance is triggered by Tenant’s particular use or alterations performed by Tenant after the Commencement Date, but shall not apply to any violation of Legal Requirements outside the Premises existing prior to the Commencement Date and not directly affected by Tenants work or alteration.

11.3 Waste, Quiet Conduct. Tenant shall not use or permit the use of the Premises in any manner that tends to create waste or a nuisance that will cause objectionable noise or odors, or that may disturb the quiet enjoyment of any other tenant in the Center.

11.4 Rules and Regulations. Tenant shall comply with the Rules and Regulations for the Center attached as Exhibit “B”, as the same may be amended by Landlord from time to time, upon notice to Tenant.

11.5 Signs. Tenant shall have the right (but not the obligation), at Tenant’s sole cost, to install a sign in strict conformance with Landlord’s sign criteria attached hereto as Exhibit “C” within fifteen (15) days after first occupying the Premises. Tenant shall maintain all approved signs and other items described herein in good condition and repair at all times. All signs must be fabricated by a contractor selected by Landlord. Prior to construction of any such sign, a detailed drawing of the proposed sign shall be prepared by Landlord’s contractor, at the sole expense of Tenant, and submitted to Landlord and Tenant for written approval. No sign, placard, pennant, flag, awning, canopy, or advertising matter of any kind shall be placed or maintained on any exterior door, wall or window of the Premises or in any area outside the Premises, and no decoration, lettering or advertising matter shall be placed or maintained on the glass of any window or door, or that can be seen through the glass, of the Premises without first obtaining Landlord’s written approval. All signs and sign cases shall be considered fixtures and improvements and shall become the property of Landlord upon expiration or termination of this Lease. Tenant has no rights to signage at the Center except as set forth in this Section. Landlord shall have the right from time to time to revise the sign criteria, and within sixty (60) days after Tenant’s receipt of written notice of any new sign criteria, Tenant shall, at Tenant’s expense, remove all existing exterior signs and replace the same with new signs conforming to the new sign criteria.

11.6 Parking. Tenant shall have the nonexclusive right, in common with others, to use the parking areas of the Center at no charge or expense to Tenant provided, however, that Tenant shall not use more than the number of parking spaces designated in Section 1.10, or if no number of such spaces is so indicated, Tenant shall not use more than its reasonable share of parking spaces, as Landlord shall determine. Landlord reserves the right, without liability to Tenant, to modify the parking areas, to designate the specific location of the parking for Tenant and Tenant’s customers and employees, and to adopt reasonable rules and regulations for use of the parking areas; provided that Tenant will at all times have access to the number of parking spaces designated in Section 1.10.

11.7 Entry by Landlord. Tenant shell permit Landlord and Landlord’s agents to enter the Premises at all reasonable times upon at least 24 hours’ prior written notice and subject to Tenant’s reasonable safety and security procedures for any of the following purposes: (a) to inspect the Premises, (b) to supply any services or to perform any maintenance obligations of Landlord, including the erection and maintenance of such scaffolding, canopies, fences, and props as may be required, (c) to make such improvements, replacements or additions to the Premises or the Center as Landlord deems necessary or as required by Lease, (d) to post notices of nonresponsibility, (e) to place any usual or ordinary “for sale” signs, or (f) within six (6) months prior to the expiration of this Lease, to place any usual or ordinary “for lease” signs. No such entry shall result in any rebate of rent or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises. Landlord will use reasonable efforts to minimize interference with Tenants business operations and shall endeavor to enter only at times scheduled with Tenant and if Tenant so requires, Tenant may have a representative of Tenant escort any persons entering the Premises. Landlord shall give reasonable notice to Tenant prior to any entry except in an emergency (e.g., threat of injury to person or property) or unless Tenant consents at the time of entry. If Tenant is not personally present to open and permit an entry into the Premises, at any time when for any reason an entry therein shall be necessary or permissible as provided herein, Landlord or Landlord’s agents may enter the same by a master key, or may forcibly enter the same without rendering Landlord or such agents liable therefor, and without in any manner affecting the obligations and covenants of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the Premises or any part thereof, except as otherwise specifically provided herein.

12.	ACCEPTANCE OF PREMISES; NONUABIUTY OF LANDLORD; DISCLAIMER

12.1 Acceptance of Premises. By taking possession hereunder, Tenant acknowledges that It has examined the Premises and accepts the condition thereof, other than latent defects. Tenant acknowledges and agrees that Landlord has no obligation to improve the Premises other than as set forth specifically In this Lease, If at all. In particular, Tenant acknowledges that any additional improvements or alterations needed to accommodate Tenant’s intended use shall be made solely at Tenant’s sole cost and expense, and strictly in accordance with the requirements of this Lease (including the requirement to obtain Landlord’s consent thereto), unless such improvements and alterations are specifically required of Landlord including without limitation Landlord’s installation of the Tenant Improvements. Landlord shall have no responsibility to do any work within the Center required under any building codes or other governmental requirements not in effect or applicable as of the time the Premises were constructed, including without limitation any requirements related to sprinkler retrofitting, seismic structural requirements, accommodation of disabled persons, or hazardous materials. Landlord shall be under no obligation to provide utility, telephone or other service or access beyond that which exists at the Premises as of the date of this Lease, unless Landlord specifically agrees in writing to provide the same. If it is anticipated that Tenant will be doing any Alterations or installations prior to taking occupancy, any delays encountered by Tenant in accomplishing such work or obtaining any required permits therefor shall not delay the Commencement Date or the date that Tenant becomes liable to pay rent, or the date that Landlord may effectively deliver possession of the Premises to Tenant. By taking possession hereunder, Tenant acknowledges that it accepts the square footage of the Premises as delivered and as stated in this Lease. No discovery or alleged discovery after such acceptance of any variance in such square footage as set forth in this Lease (or in any proposal, advertisement or other description thereof) shall be grounds for any adjustment in any component of the rent payable hereunder by Landlord or Tenant.

12.2 Landlord’s Exemption From Liability. Landlord shall not be liable for injury to Tenant’s business or loss of income therefrom, or for personal injury or property damage that may be sustained by Tenant or any subtenant of Tenant, or their respective employees, invitees, customers, agents or contractors or any other person in or about the Premises, caused by or resulting from fire, flood, earthquake or other natural disaster, or from steam, electricity, gas, water or rain, or dampness of any origin, that may leak, flow or emanate from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air-conditioning, lighting fixtures or computer equipment or software, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building, or from other sources, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall not be liable for any damages to property or for personal injury or loss of life arising from any use, act or failure to act of any third parties (including other occupants of the Center) occurring in, or about the Premises or In or about the Center (including without limitation the criminal acts of any third parties). Except as set forth herein, Landlord shall not be liable for any latent defect in the Premises or in the Building; provided that Landlord will correct any latent defect of which it has been notified by Tenant within a reasonable time period after such notice is received by Landlord. All property of Tenant kept or stored on the Premises shall be so kept or stored at the risk of Tenant only, and Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers. The indemnifications and waivers of Tenant set forth in this Section shall apply notwithstanding Landlord’s negligence, but shall not apply to damage or liability caused (i) by the gross negligence or willful misconduct of Landlord, and (ii) through no fault of Tenant, its assignees or subtenants, or their respective agents, contractors, employees, customers, invitees or licensees.

12.3 No Warranties or Representations.

(a) Neither Landlord nor Landlord’s agents make any warranty or representation with respect to the suitability or fitness of the space for the conduct of Tenant’s business, or for any other purpose.

(b) Neither Landlord nor Landlord’s agents make any warranty or representation with respect to any other tenants or users that may or may not construct improvements, occupy space or conduct business within the Center, and Tenant hereby acknowledges and agrees that it is not relying on any warranty or representation relating thereto in entering into this Lease.

(c) Landlord specifically disavows any oral representations made by or on behalf of its employees, agents and independent contractors, and Tenant hereby acknowledges and agrees that it is not relying and has not relied on any oral representations in entering into this Lease.

(d) Landlord has not made any promises or representations, expressed or implied, that it will renew, extend or modify this Lease in favor of Tenant or any permitted transferee of Tenant, except as may be specifically set forth herein or in a written instrument amending this Lease signed by all necessary parties.

(e) Notwithstanding that the rent payable to Landlord hereunder may at times include the cost of guard service or other security measures, It is specifically understood that Landlord does not represent, guarantee or assume responsibility that Tenant will be secure from any damage, injury or loss of life because of such guard service. Landlord shall have no obligation to hire, maintain or provide such services, which may be withdrawn or changed at any time with or without notice to Tenant or any other person and without liability to Landlord. To induce Landlord to provide such service if Landlord elects in its sole discretion to do so, Tenant agrees that (i) Landlord shall not be liable for any damage, injury or loss of life related to the provision or nonprovision of such service, and (ii) Landlord shall have no responsibility to protect Tenant, or its employees or agents, from the acts of any third parties (including other occupants of the Center) occurring in or about the Premises or in or about the Center (including without limitation the criminal acts of any third parties), whether or not the same could have been prevented by any such guard service or other security measures.

12.4 Keys. Landlord shall re-key the Premises at its sole cost prior to the Commencement Date. Tenant hereby acknowledges that various persons have had access to the keys to the Premises as keyed prior to Tenant’s possession, and that Landlord disclaims all liability and responsibility for any unauthorized distribution or possession of such prior keys.

13.	INDEMNIFICATION

Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns (collectively, “Landlord’s Related Entities”), from and against any and all claims, actions, damages, liability, costs, and expenses, including attorneys’ fees and costs (collectively, *Indemnified Claims”), arising from personal injury, death, and/or property damage and arising from: (a) Tenant’s use or occupation of the Premises or any work or activity done or permitted by Tenant in or about the Premises (including without limitation any storage or display of materials or merchandise, or other activity by Tenant in the Common Facilities), (b) any activity, condition or occurrence in the Premises or other area under the control of Tenant, (c) any breach or failure to perform any obligation imposed on Tenant under this Lease, (d) any breach or failure by Tenant to cause the Premises to comply with all Legal Requirements related to disabled persons or access, or (e) any other act or omission of Tenant or its assignees or subtenants or their respective agents, contractors, employees, customers, invitees or licensees. Tenant’s obligation to indemnify, protect, hold harmless and defend shall include, but not be limited to, claims based on duties, obligations, or liabilities imposed on Landlord or Landlord’s Related Entities by statute, ordinance, regulation, or other law, such as claims based on theories of peculiar risk and nondelegable duty, and to any and all other claims based on the passive negligence or active negligence or willful conduct of Landlord or Landlord’s Related Entities. Upon notice from Landlord, Tenant shall, at Tenant’s sole expense and by counsel satisfactory to Landlord, defend any action or proceeding brought against Landlord or Landlord’s Related Entities by reason of any such claim. If Landlord or any of Landlord’s Related Entities is made a party to any litigation commenced by or against Tenant, then Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s Related Entities from and against any and all claims, actions, damages, liability, costs, expenses and attorneys’ fees and costs incurred or paid in connection with such litigation. Tenant, as a material part of the consideration to Landlord hereunder, assumes all risk of, and waives all claims against Landlord for personal injury or property damage in, upon or about the Premises, from any cause whatsoever. Provided, however, that the Indemnifications and waivers of Tenant set forth in this Section shall not apply to damage and liability caused (I) by the gross negligence or willful misconduct of Landlord, and (ii) through no fault of Tenant, its assignees or subtenants, or their respective agents, contractors, employees, customers, invitees or licensees. Landlord shall indemnify, defend and hold harmless Tenant and Tenant’s partners, officers, directors, employees, and agents (collectively, “Tenant Indemnified Parties”) from and against any Indemnified Claims to the extent Tenant or Tenant’s Indemnified Parties suffer actual damages caused solely by the gross negligence or willful misconduct of Landlord.

14.	HAZARDOUS MATERIALS

14.1 Definitions. “Hazardous Materials Laws” means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Premises, or soil and ground water conditions, including, but not limited to. the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ‘9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ‘6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ‘1801, et seq., the California Hazardous Waste Control Act, Cal. Health and Safety Code ‘25100,et seq., the Carpenter-Presley-Tanner Hazardous Substances Account Act, Cal. Health and Safety Code ‘ 25300, et seq., the Safe Drinking Water and Toxic Enforcement Act, Cal. Health and Safety Code 25249.5, et seq., the Porter-Cologne Water Quality Control Act, Cal. Water Code 13000, et seq., any amendments to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations. “Hazardous Materials” means any chemical, compound, material, substance or other matter that: (a) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance under any Hazardous Materials Law, (b) is controlled or governed by any Hazardous Materials Law or will give rise to any reporting, notice or publication requirements relating to Hazardous Materials hereunder or which Landlord has previously notified Tenant in writing creates any liability, responsibility or duty on the part of Tenant or Landlord with respect to any third person hereunder in Landlord’s good faith business judgment; or (c) is flammable or explosive material, oil, asbestos, urea formaldehyde. radioactive material, nuclear medicine material, drug, vaccine, bacteria, virus, mold, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).

14.2 Use of Hazardous Materials. Tenant shall not allow any Hazardous Material to be used, generated, manufactured, released, stored or disposed of on, under or about, or transported from, the Premises, unless: (a) such use is specifically disclosed to and approved by Landlord in writing prior to such use, and (b) such use is conducted in compliance with the provisions of this Article. Landlord’s consent may be withheld in Landlord’s sole discretion and, if granted, may be revoked at any time. Landlord may approve such use subject to reasonable conditions to protect the Premises and Landlord’s interests. Landlord may withhold approval if Landlord determines that such proposed use involves a material risk of a release or discharge of Hazardous Materials or a violation of any Hazardous Materials Laws or that Tenant has not provided reasonably sufficient assurances of its ability to remedy such a violation and fulfill its obligations under this Article. Notwithstanding the foregoing, Landlord hereby consents to Tenant’s use, storage or disposal of products containing small quantities of Hazardous Materials that are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paints, paint remover and the like) provided that Tenant shall handle, use, store and dispose of such Hazardous Materials in a safe and lawful manner and shall not allow such Hazardous Materials to contaminate the Premises. Landlord acknowledges that it is not the intent of this Article 14 to prevent Tenant from using the Premises for its intended use, and Landlord will act reasonably in granting any necessary approvals to allow Tenant to use the Premises for its intended use, subject to such reasonable requirements as Landlord may impose.

14.3 Compliance With Laws; Handling Hazardous Materials. Tenant shall strictly comply with, and shall maintain the Premises in compliance with, ail Hazardous Materials Laws. Tenant shall obtain, maintain in effect and comply with the conditions of all permits, licenses and other governmental approvals required for Tenant’s operations on the Premises under any Hazardous Materials Laws, including, but not limited to, the discharge of appropriately treated Hazardous Materials into or through any sanitary sewer serving the Premises. At Landlord’s request, Tenant shall deliver copies of, or allow Landlord to inspect, all such permits, licenses and approvals. All Hazardous Materials removed from the Premises shall be removed and transported by duly licensed haulers to duly licensed disposal facilities, in compliance with all Hazardous Materials Laws. Tenant shall perform any monitoring, testing, investigation, clean-up, removal, detoxification, preparation of closure or other required plans and any other remedial work required by any governmental agency or lender, or recommended by Landlord’s environmental consultants, as a result of any release or discharge or potential release or discharge of Hazardous Materials affecting the Premises or the Center or any violation or potential violation of Hazardous Materials Laws by Tenant or any assignee or subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees (collectively, “Remedial Work”). Landlord shall have the right to intervene in any governmental action or proceeding involving any Remedial Work, and to approve performance of the work, in order to protect Landlord’s interests. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to Hazardous Materials without notifying Landlord and providing ample opportunity for Landlord to intervene. Tenant shall additionally comply with the recommendations of Landlord’s and Tenant’s insurers based upon National Fire Protection Association standards or other applicable guidelines regarding the management and handling of Hazardous Materials. If any present or future law imposes any requirement of reporting, survey, investigation or other compliance upon Landlord, Tenant, or the Premises, and if such requirement is precipitated by a transaction to which Tenant is a party, including without limitation any Transfer (as defined in Section 18.1) of this Lease by Tenant, then Tenant shall fully comply with and pay all costs of compliance with such requirement, including Landlord’s attorneys’ fees and costs.

14.4 Notice; Reporting; Notice Under Health and Safety Code Section 25359.7. Tenant shall notify Landlord, in writing, within three (3) days after any of the following: (a) Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Material is located on, under or about the Premises that is different from the list initially submitted to Landlord or if any Hazardous Material has been released or discharged on, under or about the Premises , whether or not the release or discharge is in quantities that would otherwise be reportable to a public agency, (b) Tenant receives any order of a governmental agency requiring any Remedial Work pursuant to any Hazardous Materials Laws, (c) Tenant receives any warning, notice of inspection, notice of violation or alleged violation or Tenant receives notice or knowledge of any proceeding, investigation or enforcement action, pursuant to any Hazardous Materials Laws; or (d) Tenant receives notice or knowledge of any claims made or threatened by any third party against Tenant or the Premises relating to any loss or injury resulting from Hazardous Materials. If the potential risk of any of the foregoing events is material, Tenant shall deliver immediate verbal notice to Landlord, in addition to written notice as set forth above. Tenant shall deliver to Landlord copies of all test results, reports and business or management plans required to be filed with any governmental agency pursuant to any Hazardous Materials Laws. Landlord hereby notifies Tenant, and Tenant hereby acknowledges that, prior to the leasing of the Premises pursuant to this Lease, Tenant has been notified, pursuant to California Health and Safety Code Section 25359.7 (or any successor statue), that Landlord knows, or has reasonable cause to believe that certain hazardous substances (as such term is used in such Section 25359.7) may have come to be located in, on or beneath the Premises. Notwithstanding the foregoing, to Landlord’s actual knowledge, as of the date stated in the first paragraph of this Lease, Landlord has not received any written notice from any governmental entity that the Premises or the Center is currently in breach of any Hazardous Materials Laws.

14.5 Indemnity. Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against any and all liabilities, claims, suits, judgments, actions, investigations, proceedings, costs and expenses (including attorneys’ fees and costs) arising out of or in connection with any breach of any provisions of this Article or directly or indirectly arising out of the use, generation. storage, release, disposal or transportation of Hazardous Materials by Tenant, or any assignee or subtenant of Tenant, or their respective agents, contractors, employees. licensees, or invitees (Tenant Parties”), on, under or about the Premises during the Lease Term or any other period of Tenant’s actual or constructive occupancy of the Premises, including, but not limited to, all foreseeable and unforeseeable consequential damages and the cost of any Remedial Work. Any defense of Landlord pursuant to this Section shall be by counsel reasonably acceptable to Landlord. Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials nor the strict compliance with ail Hazardous Materials Laws shall excuse Tenant from Tenant’s indemnification obligations pursuant to this Article. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Article 13 of this Lease. Tenant’s obligations pursuant to this Article shall survive the termination or expiration of this Lease but only as to Hazardous Materials used or stored by Tenant or the Tenant Parties. Nothing in this Lease shall impose on Tenant any liability (including payment as part of Operating Costs) for Hazardous Materials existing in the Premises as of the Commencement Date, or brought onto the Premises or Center after the expiration of this Lease by persons other than Tenant and Tenant Parties, or any liability in connection with Hazardous Materials brought onto the Premises or Center by Landlord, other tenants or any third parties other than the Tenant Parties.

14.6 Entry and Inspection; Cure. Landlord and its agents, employees and contractors, shall have the right (but not the obligation) to enter the Premises at all reasonable times to inspect the Premises and Tenants compliance with the terms and conditions of this Article, or to conduct investigations and tests. No prior notice to Tenant shall be required in the event of an emergency, or if Landlord has reasonable cause to believe that violations of this Article have occurred, or if Tenant consents at the time of entry. In all other cases, Landlord shall give at least twenty-four (24) hours’ prior notice to Tenant. Landlord shall have the right (but not the obligation) to remedy any violation by Tenant of the provisions of this Article pursuant to Section 22.3 of this Lease or to perform any Remedial Work. Tenant shall pay, upon demand, all costs incurred by Landlord in investigating any such violations or potential violations or performing Remedial Work, plus interest thereon at the rate specified in this Lease from the date of demand until the date paid by Tenant provided that Tenant will not be obligated to pay any costs if no violation of this Article 14 was found.

14.7 Termination; Expiration. Upon termination or expiration of this Lease, Tenant shall, at Tenants cost, remove any equipment, improvements or storage facilities utilized In connection with any Hazardous Materials and shall clean up, detoxify, repair and otherwise restore the Premises to a condition free of Hazardous Materials, to the extent such condition is caused by Tenant or any assignee or subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees and to the extent such Hazardous Materials are in excess of the amounts of Hazardous Materials present in the Premises as of the Commencement Date.

14.8 Exit Assessment. No later than ten (10) business days after the expiration or earlier termination of this Lease, Tenant shall cause to be performed, at its sole expense, an environmental assessment (the “Exit Assessment”) of the Premises. Landlord agrees to allow Tenant access to the Premises for such purpose. The Exit Assessment must be performed by a qualified environmental consultant reasonably acceptable to Landlord, and shall include without limitation the following, as applicable to the Premises and Tenant’s activities; (a) inspection of all floors, walls, ceiling tiles, benches, cabinet Interiors, sinks, the roof and other surfaces for signs of contamination and/or deterioration related to Hazardous Materials, (b) inspection of any and all ducts, hoods and exhaust systems for signs of contamination, deterioration and/or leakage related or potentially related to Hazardous Materials, (c) inspection of all readily accessible drain lines and other discharge piping for signs of deterioration, loss of integrity and leakage, (d) Tenant interviews and review of appropriate Tenant records to determine the uses to which Tenant has put the Premises that involve or may have involved Hazardous Materials, and to determine if any known discharges to the Premises or ground or soils from Tenant’s activities have occurred, (e) documentation in detail of all observations, including dated photographs, (f) if applicable and available at a commercially reasonable cost, a certification that all areas inspected are clean and free of any Hazardous Materials and that the investigation conducted by the consultant does not indicate that any release of any Hazardous Materials has occurred in the Premises or the Center as a result of Tenants activities, (g) if applicable, a detailed description of Hazardous Materials remaining in the Premises and Of any contamination, deterioration and/or leakage observed, together with detailed recommendations for the removal, repair or abatement of the same, and (h) if applicable, a detailed description of evidence of possible or past releases of Hazardous Materials, together with detailed recommendations for the prevention of the same in the future. Landlord shall have the right to require additional evaluations or work in connection with the Exit Assessment based upon Tenant’s use of the Premises, any actual or suspected Hazardous Materials issues, or other reasonable factors if the Exit Assessment discloses any Hazardous Material contamination. The original of the Exit Assessment shall be addressed to Landlord and shall be provided to Landlord within twenty (20) days of the expiration or earlier termination of this Lease. In addition to Tenant’s obligations under Section 14.7, Tenant agrees to fully implement and address all recommended actions contained in the Exit Assessment which were caused by Tenants use of the Premises, at its sole cost, within thirty (30) days of the date thereof.

14.9 Event of Default. The release or discharge of any Hazardous Material violation of any Hazardous Materials Law by Tenant or any assignee or subtenant of Tenant shall be a material Event of Default by Tenant under this Lease. In addition to or in lieu of the remedies available under this Lease as a result of such Event of

Default Landlord shall have the right, without terminating this Lease, to require Tenant to suspend its operations and activities in the Premises until Landlord is satisfied that appropriate Remedial Work has been or is being adequately performed; Landlord’s election of this remedy shall not constitute a waiver of Landlord’s right thereafter to declare an Event of Default and pursue any other available remedy.

15.	ALTERATIONS; LIENS

15.1 Alterations by Tenant. Tenant shall not make any alterations, additions or improvements (“Alterations”) to the Premises without Landlord’s prior written consent, except for nonstructural Alterations that cost $5,000 or less and are not visible from the exterior of the Premises. All Alterations installed by Tenant shall be new or completely reconditioned. Landlord shall have the right to approve the contractor, the method of payment of the contractor, and the plans and specifications for all proposed Alterations. Tenant shall obtain Landlord’s consent to all proposed Alterations requiring Landlord’s consent prior to the commencement of any such Alterations. Tenant’s request for consent shall be accompanied by information identifying the contractor and method of payment and two (2) copies of the proposed plans and specifications. All Alterations of whatever kind and nature shall become at once a part of the realty and shall be surrendered with the Premises upon expiration or earlier termination of the Lease Term, unless Landlord requires Tenant to remove the same as provided in Article 20. If Tenant demolishes or removes any then-existing tenant improvements or other portions of the Premises or the Building (including without limitation any previously-installed Alterations), Tenant shall promptly commence and diligently pursue to completion all Alterations then underway; provided, however, that if Tenant fails to do so, at the election of Landlord. Tenant shall restore the Premises and the Building to its condition and state of Improvement prior to such demolition or removal. During the Lease Term, Tenant agrees to provide, at Tenant’s expense, a policy of insurance covering loss or damage to Alterations made by Tenant, in an amount adequate to repair or replace the same, naming Landlord and Landlord’s property manager (if any) as additional insureds. Provided, however, Tenant may install movable furniture, trade fixtures, machinery or equipment In conformance with applicable governmental rules or ordinances and remove the same upon expiration or earlier termination of this Lease as provided in Article 20.

15.2 Permits and Governmental Requirements. Tenant shall obtain, at Tenant’s sole cost and expense, all building permits and other permits of every kind and nature required by any governmental agency having jurisdiction in connection with the Alterations. Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against any and all claims, actions, damages, liability, costs, and expenses, including attorneys’ fees and costs, arising out of any failure by Tenant or Tenant’s contractor or agents to obtain all required permits, regardless of when such failure is discovered. Tenant shall do any and all additional construction, alterations, improvements and retrofittings required to be made to the Premises and/or the Center, or any other property of Landlord as a result of, or as may be triggered by, Tenant’s Alterations. Landlord shall have the right to do such construction itself; but in all instances Tenant shall pay all costs directly or indirectly related to such work and shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against any and all claims, actions, damages, liability, costs, and expenses, including attorneys’ fees and costs, arising out of any such additionally required work. All payment and indemnification obligations under this Section shall survive the expiration or earlier termination cite Lease Term.

15.3 Liens. Tenant shall pay when due all claims for any work performed, materials furnished or obligations incurred by or for Tenant, and Tenant shall keep the Premises free from any liens arising with respect thereto. If Tenant fails to cause any such lien to be released within fifteen (15) days after imposition, by payment or posting of a proper bond, Landlord shall have the right (but not the obligation) to cause such release by such means as Landlord deems proper. Tenant shall pay Landlord upon demand for all costs incurred by Landlord in connection therewith (including attorneys’ fees and costs), with interest at the rate specified in Section 22.4 from the date of payment by Landlord to the date of payment by Tenant. Tenant will notify Landlord in writing thirty (30) days prior to commencing any alterations, additions, improvements or repairs in order to allow Landlord time to file a notice of nonresponsibility.

15.4 Remodel. Landlord may in the future remodel, renovate or refurbish (“remodel”) all or any portion of the Center, which remodel may include the exterior of the Premises. The remodeling will be done in accordance with design specifications prepared by the project architect and reviewed and approved by Landlord. Copies of such specifications will be made available to Tenant. Tenant shall not, through any act or omission on the part of Tenant, in any way impede, delay or prevent the completion of such remodeling in a timely manner.

16.	DAMAGE AND DESTRUCTION

16.1 Partial Damage. If, during the Lease Term, the Premises are damaged or destroyed by fire or other casualty, or if the Building is damaged or destroyed by fire or other casualty and such damage or destruction affects Tenant’s use of the Premises (collectively, ‘Premises Damage”), Landlord shall perform the necessary repairs (other than to Tenant’s Alterations, trade fixtures, equipment, and personal property, the repair of which Tenant shall be solely responsible), and this Lease shall continue in full force and effect. Provided, however, that Landlord may, at its option. elect to terminate this Lease if (i) Landlord’s repairs cannot reasonably be completed within sixty (60) days after the date of the Premises Damage in accordance with applicable laws and regulations, or (ii) the Replacement Cost (defined below) exceeds six (6) months’ Minimum Monthly Rent, or (iii) Landlord does not receive sufficient insurance proceeds to pay the full Replacement Cost and the shortfall exceeds one (1) month’s Minimum Monthly Rent. As used herein, “Replacement Cost” shall mean the cost to repair or rebuild the Premises, Building or Center (other than Tenant’s Alterations, equipment, trade fixtures, and personal property) at the time of the damage or destruction to their condition existing immediately prior thereto, including without limitation all costs of demolition, debris removal, permits, fees and other governmental requirements, and upgrading the Premises, Building or Center as required by law or other requirements, without deduction for depreciation. Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of Premises Damage, Landlord shall notify Tenant (“Damage Repair Estimate”) of Landlord’s estimated assessment of the period of time in which the repairs will be completed. If Landlord does not elect to terminate this Lease pursuant to Landlords termination right as provided herein, and the Damage Repair Estimate indicates that repairs cannot be completed within one hundred twenty (120) days after being commenced, Tenant may elect, not later than thirty (30) days after Tenant’s receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date of Tenant’s notice.

16.2 Total Destruction. Notwithstanding any other provisions of this Lease, a total destruction (including any destruction required by any authorized public authority) of either the Premises or the Building shall, at the election of Landlord or Tenant, terminate this Lease as of the date of such destruction.

16.3 Partial Destruction of Center or Building. Notwithstanding any other provision of this Lease, if fifty percent (50%) or more of the rentable area of the Building or the Center is damaged or destroyed, notwithstanding that the Premises may be unaffected, Landlord shall have the right to terminate this Lease.

16.4 Insurance Deductible. If Landlord is required or elects to repair any Premises Damage caused by an insured casualty, Tenant shall, within thirty (30) days after receipt of written notice from Landlord, pay the amount of any commercially reasonable deductible or its Share thereof under any insurance policy covering such Premises Damage, in accordance with Section 9.3 above; provided that Tenant will not be required to pay any portion of any deductible where the casualty covered by the insurance giving rise to such deductible was caused solely by the negligence or willful misconduct of another tenant or occupant of the Center.

16.5 Damage Near End of Term. If at any time during the last twelve (12) months of the Lease Term there is Premises Damage for which Replacement Cost exceeds one (1) month’s Minimum Monthly Rent, Landlord or Tenant may, at its option, elect to terminate this Lease; provided, however, that if Tenant has any valid, unexercised option to extend the term of this Lease, Tenant may prevent Landlord’s termination under this Section by exercising such option within five (5) business days of receipt of Landlord’s election to terminate.

16.6 Landlord’s Termination Notice; Effective Date; Relocation. If Landlord elects to terminate this Lease under any applicable provision of this Article 16, Landlord shall give notice of such election within forty-five (45) days of the date of the damage or destruction. In the case of a total destruction (Section 16.2) or Premises Damage that prevents Tenant from occupying the Premises for its permitted use, the effective date of such termination shall be the date of such Premises Damage; otherwise the effective date of termination shall be a date selected by Landlord not earlier than thirty (30) days from the date of Landlord’s notice. If Tenant has any right to terminate this Lease as a result of any Premises Damage (whether provided in this Lease, by law or otherwise) Landlord may prevent such termination by exercising, within forty-five (45) days of the Premises Damage, any right to relocate Tenant to new Premises in the Center provided in Section 24.24 of this Lease.

16.7 Rent Abatement. If Landlord repairs the Premises or the Building after a Premises Damage as described in this Article 16, Minimum Monthly Rent and Additional Rent shall be equitably reduced from the date of the Premises Damage until the repairs are completed, based upon the extent to which such repairs interfere with the business carried on by Tenant in the Premises, but only to the extent Landlord receives proceeds from the rental income insurance described in Section 9.1. Landlord agrees to take reasonable steps to make a Claim for and collect any rental income insurance proceeds that might be available.

16.8 Tenant’s Obligations. Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any restoration or replacement of, any of Alterations, equipment, trade fixtures, and personal property owned, placed or installed in or about the Premises by or on behalf of Tenant. Unless this Lease is terminated pursuant to this Article, Tenant shall promptly repair, restore or replace the same in the event of any damage thereto. If all or any portion of the Premises, Building or Center is damaged or destroyed by reason of any act or omission of Tenant, except as provided in Section 9.4 (Waiver of Subrogation), Tenant shall either make the necessary repairs at Tenant’s expense or pay to Landlord the Replacement Cost arising therefrom, regardless of whether this Lease is terminated. Nothing contained in this Article shall be construed as a limitation on Tenant’s liability for any damage or destruction if such liability otherwise exists.

16.9 Waiver of Inconsistent Statutes. The parties’ rights and obligations in the event of damage or destruction shall be governed by the provisions of this Lease; accordingly, Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4), and any other statute, code or judicial decisions that grants a tenant a right to terminate a lease in the event of damage or destruction of a leased premises.

17.	CONDEMNATION

17.1 Effect on Lease. If all of the Premises, or so much thereof that the remaining portion of the Premises cannot be used by Tenant for its permitted use, is taken under the power of eminent domain or sold under the threat of the exercise of such power (collectively “Condemnation”), this Lease shall terminate as of the earlier of the date title vests in the condemnor or the date the condemnor is entitled to possession of the interest condemned (the “Condemnation Date”). In all other cases, Landlord may terminate this Lease as of the Condemnation Date if (i) the Condemnation affects any material portion of the Premises or the Building, (ii) Landlord receives insufficient funds from the condemnor to complete the restoration of the Premises required under this Section, or (iii) if the Condemnation affects such a substantial portion of the Center (including the Common Facilities, parking lots or access to the Center) that it is no longer economically appropriate in Landlord’s business judgment to lease the Premises on the terms and conditions of this Lease. If such Condemnation affects the Premises and this Lease remains in effect, (a) this Lease shall terminate as to the portion of the Premises taken as of the Condemnation Date, (b) the Minimum Monthly Rent shall be equitably adjusted based upon the rental value of the Premises remaining after the Condemnation compared to the rental value of the Premises prior to Condemnation, (c) Tenant’s Share shall be adjusted based on any changes in the Rentable Square Footage of the Premises and/or the Center, and (d) Landlord shall, within a reasonable period of time, undertake such construction or restoration as may be reasonably necessary to place the remaining Premises in a useable condition (provided that the cost of such construction or restoration does not exceed the amount awarded to Landlord by the condemnor for such purpose). Landlord shall not be responsible to restore or replace any of Tenant’s Alterations, fixtures, equipment or personal property.

17.2 Condemnation Award. All compensation, damages and other items of value awarded, paid or received in settlement or otherwise (“Award”) upon any partial or total Condemnation shall be paid to Landlord, and Tenant shall have no claim thereto. Tenant hereby irrevocably assigns and transfers to Landlord, and fully waives, releases and relinquishes any and all claims to or interest in the Award, Including, without limitation, any amount attributable to the amount, if any, by which rental value of the Premises exceeds the rent payable for the remainder of the Lease Term, to the value of any unexercised options to extend the term or expand the Premises, or to Tenant’s goodwill. Notwithstanding the foregoing, Tenant shall have the right to make a separate claim and to recover from the condemning authority, but not from Landlord, so long as the Award payable to Landlord is not reduced thereby, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of (a) the taking of the unamortized or undepreciated value of any leasehold improvements owned by Tenant that Tenant has the right to remove at the end of the Lease Term and the Tenant elects not to remove; (b) reasonable removal and relocation costs for any leasehold improvements that Tenant has the right to remove and elects to remove (If the condemning authority approves of the removal); and (c) relocation costs under Government Code Section 7262, the claim for which Tenant may pursue by separate action independent of this Lease.

17.3 Waiver of Inconsistent Statutes. The parties’ rights and obligations in the event of Condemnation shall be governed by the provisions of this Lease; accordingly, Tenant waives the provisions of California Code of Civil Procedure Sections 1265.110 through 1265.150, and any other statute, code or judicial decisions that grants a tenant a right to terminate a lease in the event of the Condemnation of a leased premises.

18.	ASSIGNMENT AND SUBLETTING

18.1 Landlord’s Consent Required. Except as expressly set forth herein, Tenant shall not voluntarily or involuntarily assign, sublease, mortgage, encumber, or otherwise transfer all or any portion of the Premises or its interest in this Lease (collectively, “Transfer”) without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold. Landlord may withhold its consent until Tenant has complied with the provisions of Sections 182 and 18.3. Any attempted Transfer without Landlord’s written consent shall be void and shall constitute a noncurable Event of Default under this Lease. If Tenant is a corporation, any cumulative Transfer of more than fifty percent (50%) of the voting stock of such corporation shall constitute a Transfer requiring Landlord’s consent hereunder; provided, however, that this sentence shall not apply to any corporation whose stock is publicly traded. If Tenant is a partnership, limited liability company, trust or other entity, any cumulative Transfer of more than fifty percent (50%) of the partnership, membership, beneficial or other ownership interests therein shall constitute a Transfer requiring Landlord’s consent hereunder. Tenant shall not have the right to consummate a Transfer or to request Landlord’s consent to any Transfer if any Event of Default has occurred and is continuing or if Tenant or any affiliate of Tenant is in default under any lease of any other real property owned or managed (in whole or in part) by Landlord or any affiliate of Landlord. Notwithstanding anything to the contrary contained in this Section 18, an assignment or subletting of all or a portion of the Premises to an affiliate (“Affiliate”) of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant, or that becomes a parent, successor or affiliate of Tenant, or is a successor of Tenant by reason of merger, consolidation, public offering, reorganization, dissolution, or sale of stock, membership or partnership interests or assets) shall not be deemed a Transfer under this Article 18, provided that (i) Tenant notifies Landlord of any such assignment or sublease prior to the effective date thereof and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease to such Affiliate (Including, in the event of an assignment, evidence of the assignee’s assumption of Tenant’s obligations under this Lease or, in the event of a sublease, evidence of the sublessee’s assumption, in flit!, of the obligations of Tenant with respect to the portion of the Premises so subleased, other than the payment of rent), (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such assignment or sublease does not cause Landlord to be in default under any existing lease at the Center, and (iv) the net worth of such Affiliate is not less than reasonably required to fulfill the terms of this Lease. “Control,” as used in this Section 18.1, shall mean the ownership, directly or indirectly, of greater than fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty-one percent (51%) of the voting interest in, an entity. The raising of capital by an offering of stock or ownership interest in Tenant will not be deemed a transfer for purposes of this Lease and will not require Landlord’s consent.

18.2 Landlord’s Election. Tenant’s request for consent to any Transfer shall be accompanied by a written statement setting forth the details of the proposed Transfer, including the name, business and financial condition of the prospective Transferee, financial details of the proposed Transfer (e.g., the term and the rent and security deposit payable), and any other related information that Landlord may reasonably require. Landlord shall have the right: (a) to withhold consent to the Transfer, if reasonable, (b) to grant consent, (c) to terminate this Lease as to the portion of the Premises affected by any proposed Transfer, in which event Landlord may enter into a lease directly with the proposed Transferee (which election to terminate shall not be construed to be a consent to the proposed Transfer), provided Tenant may retract its request for consent to such Transfer and negate Landlord’s recapture of such space upon notice from Landlord of Landlord’s intent to recapture the same, or (d) to consent on the condition that Landlord be paid fifty percent (50%) of all subrent or other consideration to be paid to Tenant under the terms of the Transfer in excess of the total rent due hereunder (including, if such Transfer is an assignment or if such Transfer is to occur directly or indirectly in connection with the sale of any assets of Tenant, fifty percent (50%) of the amount of the consideration attributable to the Transfer, as reasonably determined by Landlord). Landlord may require any permitted subtenant to make rental payments directly to Landlord, in the amount of rent due hereunder. The grounds on which Landlord may reasonably withhold its consent to any requested Transfer include, without limitation, that: (i) the proposed Transferee’s contemplated use of the Premises following the proposed Transfer is not reasonably similar to the use of the Premises permitted hereunder, (ii) in Landlord’s reasonable business judgment, the proposed Transferee lacks sufficient business reputation or experience to operate a successful business of the type and quality permitted under this Lease, (iii) in Landlord’s reasonable business judgment, the proposed Transferee lacks sufficient net worth, working capital, anticipated cash flow and other indications of financial strength to meet all of its obligations under this Lease, (iv) the proposed Transfer would breach any covenant of Landlord respecting a radius restriction, location, use or exclusivity in any other lease, financing agreement, or other agreement relating to the Center, and (v) in Landlord’s reasonable business judgment, the possibility of a release of Hazardous Materials is materially increased as a result of the Transfer or if Landlord does not receive sufficient assurances that the proposed Transferee has the experience and financial ability to remedy a violation of Hazardous Materials and to fulfill its obligations under Articles 13 and 14. In connection with any such Transfer, Landlord shall have the right to require Tenant, at Tenant’s sole cost, to cause environmental testing meeting the requirements of an Exit Assessment described in Section 14.8 to be performed. Landlord need only respond to any request by Tenant hereunder within a reasonable time of not less than ten (10) business days after receipt of all information and other submission required in connection with such request.

18.3 Costs; Transfer Fee. Tenant shall pay all reasonable costs and expenses in connection with any permitted Transfer, including any real estate brokerage commissions due with respect to the Transfer. Tenant shall pay all reasonable attorneys’ fees and costs incurred by Landlord and a fee of $500 to reimburse Landlord for costs and expenses incurred in connection with any request by Tenant for Landlord’s consent to a Transfer. Such fee shall be delivered to Landlord concurrently with Tenant’s request for consent. Such payment obligations shall apply regardless of whether Landlord ultimately grants or denies Tenant’s request.

18.4 Assumption; No Release of Tenant. Any permitted assignee shall assume in writing all obligations of Tenant under this Lease, utilizing a form of assumption agreement provided or approved by Landlord, and an executed copy of such assumption agreement shall be delivered to Landlord within fifteen (15) days after the effective date of the Transfer. The taking of possession of all or any part of the Premises by any such permitted assignee or subtenant shall constitute an agreement by such person or entity to assume without limitation or qualification all of the obligations of Tenant under this Lease, notwithstanding any failure by such person to execute the assumption agreement required in the immediately preceding sentence. No permitted Transfer shall release or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Article nor a consent to any Transfer. Consent to one Transfer shall not constitute a consent to any subsequent Transfer. If any transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent Transfers or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent, and such action shall not relieve Tenant of its liability under this Lease.

18.5 No Merger. No merger shall result from any Transfer pursuant to this Article, any surrender by Tenant of its interest under this Lease, or any termination hereof in any other manner. In any such event, Landlord may either terminate any or all subleases or succeed to the interest of Tenant thereunder.

18.6 Reasonable Restriction. Tenant acknowledges that the restrictions on Transfer contained herein are reasonable restrictions for purposes of Section 22.2 of this Lease and California Civil Code Section 1951.4.

19.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATE

19.1 Subordination. The lien and terms of this Lease are and shall be unconditionally junior and subordinate to the lien and terms of all ground leases, mortgages, deeds of trust, and other security instruments now or hereafter affecting the real property of which the Premises are a part, and to all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee, beneficiary under deed of trust or ground lessor shall elect to have this Lease prior to its mortgage, deed of trust or ground lease, and gives written notice thereof to Tenant, this Lease shall be deemed prior thereto. Tenant agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any such mortgage, deed of trust or ground lease, as the case may be, subject to Tenant’s receipt of a commercially reasonable non-disturbance agreement If Tenant fails to deliver such agreement within ten (10) business days after written demand, an Event of Default shall be deemed to have occurred.

19.2 Attornment. If Landlord sells, transfers, or conveys its interest in the Premises or this Lease, or if the same is foreclosed judicially or nonjudicially, or is otherwise acquired, by a mortgagee, beneficiary under deed of trust or ground lessor, upon the request and at the sole election of Landlord’s lawful successor, Tenant shall attorn to said successor subject to Tenant’s receipt of a commercially reasonable non-disturbance agreement from such successor. Subject to the foregoing, Tenant shall, upon request of Landlord, execute an attornment agreement in form and substance acceptable to Landlord agreeing in advance to such attornment to any such mortgagee, beneficiary, ground lessor or other successor, provided such attornment agreement contains commercially reasonable non-disturbance language. Such attornment agreement shall provide, among other things, that such mortgagee, beneficiary or ground lessor shall not be (a) bound by any prepayment of more than one (1) month’s rent, (b) liable for the return of any Security Deposit or other sums not actually received by said successor, (c) bound by any act or omission of Landlord arising prior to the succession of such successor to the Landlord’s interest in this Lease, or be subject to any offset, defense or counter-claim that Tenant may have previously accrued against Landlord, or (d) be bound by any material amendment of this Lease made after the later of the initial effective date of this Lease, or the date that such successor’s lien or interest first arose, unless said successor shall have consented to such amendment in writing.

19.3 Estoppel Certificates. Within ten (10) business days after written request from Landlord, Tenant at Tenant’s sole cost shall execute, acknowledge and deliver to Landlord a written certificate in favor of Landlord and any prospective lender on or purchaser of the Center or any part thereof, (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modifications and certifying that this Lease is in full force and effect as so modified), (b) the amount of any rent paid in advance, and (c) that there are no uncured defaults on the part of Landlord, or specifying the nature of such defaults if any are claimed. In addition to the foregoing, such certificate shall include Tenant’s certification to such other matters of fact, and be on such form, as Landlord or such prospective lender or purchaser shall reasonably require. If Tenant fails to deliver such certificate within said 10-day period, an Event of Default shall be deemed to have occurred. Tenant’s failure to deliver such certificate within said 10-day period shall constitute a conclusive acknowledgment by Tenant (i) that this Lease is in full force and effect without modification except as may be represented by Landlord, (ii) that not more than one month’s rent has been paid in advance, and (iii) that there are no uncured defaults in Landlord’s performance.

20.	SURRENDER OF PREMISES

20.1 Condition of Premises. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord, broom clean and in good condition and repair, except for ordinary wear and tear that Tenant is not otherwise obligated to remedy under the provisions of this Lease. Tenant shall deliver all keys to the Premises and the Building to Landlord. Upon Tenant’s vacation of the Premises, Tenant shall remove all portable furniture, trade fixtures, machinery, equipment, signs and other items of personal property (unless prohibited from doing so under Section 20.2), and shall remove any Alterations (whether or not made with Landlord’s consent) that Landlord may (at Landlord’s election, made at the time such Alterations were installed) require Tenant to remove. Tenant shall repair all damage to the Premises caused by such removal and shall restore the Premises to its prior condition, all at Tenant’s expense. Such repairs shall be performed in a manner satisfactory to Landlord and shall include, but are not limited to, the following: capping all plumbing, capping all electrical wiring, repairing all holes in walls, restoring damaged floor and/or ceiling tiles, and thorough cleaning of the Premises. If Tenant fails to remove any items that Tenant has an obligation to remove under this Section when required by Landlord or otherwise, such items shall, at Landlord’s option, become the property of Landlord and Landlord shall have the right to remove and retain or dispose of the same in any manner, without any obligation to account to Tenant for the proceeds thereof. Tenant waives all claims against Landlord for any damages to Tenant resulting from Landlord’s retention or disposition of such Alterations or personal property. Tenant shall be liable to Landlord for Landlord’s costs of removing, storing and disposing of such items.

20.2 Removal of Certain Alterations, Fixtures and Equipment Prohibited. All Alterations, fixtures (whether or not trade fixtures), machinery, equipment, signs and other Items of personal property that Landlord has not required Tenant to remove under Section 20.1 shall become Landlord’s property and shall be surrendered to Landlord with the Premises, regardless of who paid for the same. In particular and without limiting the foregoing, Tenant shall not remove any of the following materials or equipment without Landlord’s prior written consent, regardless of who paid for the same and regardless of whether the same are permanently attached to the Premises: power wiring and power panels; piping for industrial gasses or liquids; laboratory benches, sinks, cabinets and casework; fume hoods or specialized air-handling and evacuation systems; drains or other equipment for the handling of waste water or hazardous materials; computer, telephone and telecommunications wiring, panels and equipment; lighting and lighting fixtures; wall coverings; drapes, blinds and other window coverings; carpets and other floor coverings; heaters, air conditioners and other heating or air conditioning equipment; fencing; security gates and systems; and other building operating equipment and decorations.

20.3 Holding Over. Tenant shall vacate the Premises upon the expiration or earlier termination of this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord against all liabilities, damages and expenses incurred by Landlord as a result of any delay by Tenant in vacating the Premises. If Tenant remains in possession of the Premises or any part thereof after the expiration of the Lease Term with Landlord’s written permission, Tenant’s occupancy shall be a tenancy from month-to-month only, and not a renewal or extension hereof. All provisions of this Lease (other than those relating to the term) shall apply to such month-to-month tenancy, except that the Minimum Monthly Rent shall be increased to 150% of the Minimum Monthly Rent in effect during the last month of the Lease Term. No acceptance of rent, negotiation of rent checks or other act or omission of Landlord or its agents shall extend the Expiration Date of this Lease other than a writing executed by Landlord giving Tenant permission to remain in occupancy beyond the Expiration Date under the terms of the immediately preceding sentence.

21.	DEFAULT BY TENANT

The occurrence of any of the following shall constitute an “Event of Default” under this Lease by Tenant:

21.1 Failure to pay when due any Minimum Monthly Rent, Additional Rent or any other monetary sums required to be paid by Tenant under the terms of this Lease.

21.2 Failure to perform any other agreement or obligation of Tenant hereunder, if such failure continues for thirty (30) days after written notice by Landlord to Tenant, except as to those Events of Default that are noncurable, in which case no such grace period shall apply. Landlord’s notice described herein is intended to satisfy, and is not in addition to, any and all legal notices required prior to commencement of an unlawful detainer action, including without limitation the notice requirements of California Code of Civil Procedure Sections 1161 et seq.

21.3 Abandonment, vacation or failure to occupy the Premises for a period of ten (10) consecutive days, coupled with the non-payment of rent.

21.4 If any of the following occurs: (i) a petition is filed for an order of relief under the federal Bankruptcy Code or for an order or decree of insolvency or reorganization or rearrangement under any state or federal law, and such petition is not dismissed within thirty (30) days after the filing thereof; (ii) Tenant makes a general assignment for the benefit of creditors; (iii) a receiver or trustee is appointed to take possession of any substantial part of Tenant’s assets, unless such appointment is vacated within thirty (30) days after the date thereof; or (iv) Tenant consents to or suffers an attachment, execution or other judicial seizure of any substantial part of its assets or its interest under this Lease, unless such process is released or satisfied within thirty (30) days after the occurrence thereof. If a court of competent jurisdiction determines that any of the foregoing events is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession), and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive the difference between the rent (or other consideration) paid in connection with such transfer and the rent payable by Tenant hereunder. Any assignee pursuant to the provisions of any bankruptcy law shall be deemed without further act to have assumed all of the obligations of the Tenant hereunder arising on or after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption.

21.5 The occurrence of any other event that is deemed to be an Event of Default under any other provision of this Lease, or any other lease to which Landlord (or any affiliate of Landlord) and Tenant (or any affiliate of Tenant) are parties.

22.	REMEDIES

Upon the occurrence of any Event of Default by Tenant, Landlord shall have the following remedies, each of which shall be cumulative and in addition to any other remedies now cc hereafter available at law or in equity:

22.1 Termination of Lease. Landlord can terminate this Lease and Tenant’s right to possession of the Premises by giving written notice of termination, and then re-enter the Premises and take possession thereof. No act by Landlord other than giving written notice to Tenant of such termination shall terminate this Lease. Upon termination, Landlord has the right to recover all damages incurred by Landlord as a result of Tenant’s default, including:

(a) The worth at the time of award of any unpaid rent that had been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent that would have been earned after the date of termination until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s default, including, but not limited to (i) expenses for cleaning, repairing or restoring the Premises, (Ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, (Iii) brokers’ fees and commissions, advertising costs and other expenses of retelling the Premises, (iv) costs of carrying the Premises, such as taxes, insurance premiums, utilities and security precautions, (v) expenses in retaking possession of the Premises, (vi) attorneys’ fees and costs, (vii) any unearned brokerage commissions paid in connection with this Lease, and (viii) reimbursement of any previously waived or abated Minimum Monthly Rent, Additional Rent or other charges; plus

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law. As used in paragraphs (a) and (b) above, the “worth at the time of award” shall be computed by allowing interest at the maximum permissible legal rate. As used in paragraph (c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

22.2 Continuation of Lease. Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), as follows:

(a) Landlord can continue this Lease in full force and effect without terminating Tenant’s right of possession, and Landlord shall have the right to collect rent and other monetary charges when due and to enforce all other obligations of Tenant hereunder. Landlord shall have the right to enter the Premises to do acts of maintenance and preservation of the Premises, to make alterations and repairs in order to relet the Premises, and/or to undertake other efforts to relet the Premises. Landlord may also remove personal property from the Premises and store the same in a public warehouse at Tenant’s expense and risk. No act by Landlord permitted under this paragraph shall terminate this Lease unless a written notice of termination is given by Landlord to Tenant or unless the termination is decreed by a court of competent jurisdiction.

(b) In furtherance of the remedy set forth in this Section, Landlord may relet the Premises or any part thereof for Tenant’s account, for such term (which may extend beyond the Lease Term), at such rent, and on such other terms and conditions as Landlord may deem advisable in its sole discretion. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises. Any rents received by Landlord from such reletting shall be applied to the payment of: (i) any indebtedness other than rent due hereunder from Tenant to Landlord, (ii) the costs of such reletting, including brokerage and attorneys’ fees and costs, and the cost of any alterations and repairs to the Premises, and (iii) the payment of rent due and unpaid hereunder, including any previously waived or abated rent. Any remainder shall be held by Landlord and applied in payment of future amounts as the same become due and payable hereunder. In no event shall Tenant be entitled to any excess rent received by Landlord after an Event of Default by Tenant and the exercise of Landlord’s remedies hereunder. If the rent from such reletting during any month is less than the rent payable hereunder, Tenant shall pay such deficiency to Landlord upon demand.

(c) Landlord shall not, by any re-entry or other act, be deemed to have accepted any surrender by Tenant of the Premises or Tenant’s interest therein, or be deemed to have terminated this Lease or Tenant’s right to possession of the Premises or the liability of Tenant to pay rent accruing thereafter or Tenant’s liability for damages under any of the provisions hereof, unless Landlord shall have given Tenant notice in writing that it has so elected to terminate this Lease.

(d) Tenant acknowledges and agrees that the restrictions on the Transfer of this Lease set forth in Article 18 of this Lease constitute reasonable restrictions on such transfer for purposes of this Section and California Civil Code Section 1951.4.

22.3 Performance By Landlord. If Tenant falls to pay any sum of money or perform any other act to be performed by Tenant hereunder, and such failure continues for fifteen (15) days after notice by Landlord, Landlord shall have the right (but not the obligation) to make such payment or perform such other act without waiving or releasing Tenant from its obligations. All sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the rate specified in Section 22.4, shall be payable to Landlord on demand. Landlord shall have the same rights and remedies in the event of nonpayment by Tenant as in the case of default by Tenant in the payment of the rent.

22.4 Late Charge; Interest on Overdue Payments. The parties acknowledge that late payment by Tenant of Minimum Monthly Rent, Additional Rent or other charges hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impractical to determine, including, but not limited to, processing and accounting charges, administrative expenses, and additional interest expenses or late charges that Landlord may be required to pay as a result of late payment on Landlord’s obligations. Therefore, if any installment of Minimum Monthly Rent, Additional Rent or other charges is not received by Landlord on the date due, and without regard to whether Landlord gives Tenant notice of such failure or exercises any of its remedies upon an Event of Default, Tenant shall pay a late charge equal to the greater of ten percent (10%) of the overdue amount or One Hundred Dollars ($100). The parties hereby agree that such late charge represents a fair and reasonable estimate of the damages Landlord will incur by reason of late payment by Tenant. In addition, any amount due from Tenant that is not paid when due shall bear interest at a rate equal to two percent (2%) over the then current Bank of America prime or reference rate or ten percent (10%) per annum, whichever is greater, but not in excess of the maximum permissible legal rate, from the date such payment is due until the date paid by Tenant. Landlord’s acceptance of any interest or late charge shall not constitute a waiver of Tenant’s default or prevent Landlord from exercising any other rights or remedies available to Landlord.

22.5 Landlord’s Right to Require Advance Payment of Rent; Cashier’s Checks. If Tenant is late in paying any component of rent more than three (3) times during the Lease Term, Landlord shall have the right, upon notice to Tenant, to require that all rent be paid three (3) months in advance. Additionally, if any of Tenant’s checks are returned for nonsufficient funds, or if Landlord at any time serves upon Tenant a Three Day Notice to Pay Rent or Quit (pursuant to California Civil Code Sections 1161 et seq. or any successor or similar unlawful detainer statutes), Landlord may, at its option, require that all future rent (including any sums demanded in any subsequent three (3) day notice) be paid exclusively by money order or cashier’s check.

23.	DEFAULT BY LANDLORD

23.1 Notice to Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform an obligation required of Landlord within a reasonable time, but In no event later than thirty (30) days after written notice by Tenant to Landlord and to each Mortgagee as provided in Section 23.2, specifying the nature of the alleged default; provided, however, that if the nature of the obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion.

23.2 Notice to Mortgagees. Tenant agrees to give each mortgagee or trust deed holder on the Premises or the Center whose address has been provided to Tenant (“Mortgagee”), by certified mail, a copy of any notice of default served upon Landlord, provided that Tenant has been previously notified in writing of the address of such Mortgagee. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, then the Mortgagees shall have an additional thirty (30) days after Tenant’s notice within which to cure such default, or if such default cannot reasonably be cured within that time, then such additional time as may be necessary if, within said 30-day period, any Mortgagee has commenced and is diligently pursuing the remedies necessary to cure the default (including but not limited to commencement of foreclosure proceedings If necessary to affect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

23.3 Limitations on Remedies Against Landlord. In the event Tenant has any claim or cause of action against Landlord whether for direct injury or for indemnification: (a) Tenant’s sole and exclusive remedy shall be against Landlord’s interest in the Building, and neither Landlord nor any of Landlord’s Related Entities, nor any other property of Landlord or Landlord’s Related Entities shall be liable for any deficiency, (b) none of Landlord’s Related Entitles shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction over Landlord), (c) no service of process shall be made against any of Landlord’s Related Entities (except as may be necessary to secure jurisdiction), and none of Landlord’s Related Entities shall be required to answer or otherwise plead to any service of process, (d) no judgment shall be taken against any of Landlord’s Related Entities and any judgment taken against any of Landlord’s Related Entities may be vacated and set aside at any time, and (e) no writ of execution will ever be levied against the assets of any of Landlord’s Related Entities. The covenants and agreements set forth in this Section shall be enforceable by Landlord and/or by any of Landlord’s Related Entities. If Landlord fails to give any consent that a court later holds Landlord was required to give under the terms of this Lease, Tenant shall be entitled solely to specific performance and such other remedies as may be specifically reserved to Tenant under this Lease, but in no event shall Landlord be responsible for incidental or consequential damages for such failure to give consent.

24.	GENERAL PROVISIONS

24.1 Action or Defense by Tenant. Any claim, demand or right of defense of any kind by Tenant that Is based upon or arises in any connection with this Lease or negotiations prior to its execution shall be barred unless Tenant commences an action thereon or initiates a legal proceeding or defense by reason thereof within six (6) months after the date Tenant knew or a reasonably diligent tenant would have known of the event, act or omission giving rise to such claim, demand, or right of defense. Tenant acknowledges and understands that, after having had an opportunity to consult with legal counsel, the purpose of this paragraph is to shorten the time period within which Tenant would otherwise have to raise such claims, demands or rights of defense.

24.2 Arbitration and Mediation; Waiver of Jury Trial. Except as provided in this Section, if any dispute ensues between Landlord and Tenant arising out of or concerning this Lease, and if said dispute cannot be settled through direct discussions between the parties, the parties shall first to attempt to settle the dispute through mediation before a mutually acceptable mediator. The cost of mediation shall be divided equally between the parties. Thereafter, any remaining, unresolved disputes or claims shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The prevailing party in any such arbitration shall be entitled to recover reasonable costs and attorneys’ fees and costs as determined by the arbitrator; provided, however, that the foregoing provisions regarding mediation and arbitration shall not apply to any issue or claim that might properly be adjudicated in an unlawful detainer proceeding. Without limiting the foregoing, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim (including any claim of injury or damage and any emergency and other statutory remedy in respect thereof) brought by either against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises.

24.3 Attorneys’ Fees. If either Landlord or Tenant brings any legal action or proceeding, declaratory or otherwise, against the other arising out of this Lease, including any suit by Landlord to recover rent or possession of the Premises or otherwise to enforce this Lease, the non-prevailing party shall pay the prevailing party’s costs and attorneys’ fees and costs incurred in such proceeding. As used herein, “attorneys’ fees and costs” include without limitation attorneys’ fees and costs, printing, photocopying, duplicating and other expenses, air freight charges, fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, experts’ fees, appraisers’ fees, accountants’ fees, court costs, the fees of other professionals, costs incurred in connection with any and all arbitrations, mediations, post-judgment motions, contempt proceedings, garnishments, levies, debtor and third party examination, discovery and bankruptcy litigation. If Landlord issues notice(s) to pay rent, notice(s) to perform covenant, notice(s) of abandonment or similar documents as a result of Tenant’s default under this Lease, and If Tenant cures such default, Tenant shall pay to Landlord within fifteen (15) days of demand, the reasonable costs incurred by Landlord in preparing and delivering the same, including Landlord’s attorneys’ fees and costs.

24.4 Authority. Tenant represents and warrants that it has full power and authority to execute and fully perform its obligations under this Lease pursuant to its governing Instruments, without the need for any further action, and that the person(s) executing this Agreement on behalf of Tenant are the duly designated agents of Tenant and are authorized to do so. Prior to execution of this Lease, Tenant shall supply Landlord with such evidence as Landlord may request regarding the authority of Tenant to enter into this Lease. Any actual or constructive taking of possession of the Premises by Tenant shall constitute a ratification of this Lease by Tenant. Landlord represents and warrants that it has full power and authority to execute and fully perform is obligations under this Lease pursuant to its governing instruments, without the need for any further action, and that the person(s) executing this Agreement on behalf of Landlord are the duly designated agents of Landlord and are authorized to do so. Prior to execution of this Lease, Landlord shall supply Tenant with such evidence as Tenant may request regarding the authority of Landlord to enter into this Lease.

24.5 Binding Effect; Parties Benefited. Subject to the provisions of Article 18 restricting transfers by Tenant and subject to Section 24.26 regarding transfer of Landlord’s interest, all of the provisions of this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Except for Landlord’s employees and agents (including without limitation any property manager or property management firm engaged by Landlord with respect to the Premises), each of whom shall be entitled to the benefits of and shall be third party beneficiaries of the provisions of Articles 12 and 13. no third person shall be entitled to enforce or be entitled to any rights hereunder or be a third party beneficiary of any term or provision this Lease.

24.6 Brokers. Landlord and Tenant warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this transaction except only the broker(s) set forth in Section 1.11 of the Basic Lease Provisions, and they know of no other real estate broker or agent who is entitled to a commission in connection with this transaction. Landlord and Tenant each agree to indemnify, protect. hold harmless and defend the other from and against any obligation or liability to pay any commission or compensation to any other party arising from the act or agreement of such first party. Tenant acknowledges that certain partners, affiliates or members of Landlord, or their respective officers, directors, shareholders, members or employees, may hold real estate sales person or broker licenses, and additionally may be employees of Asset Management Group and as such may have negotiated, or may have a financial Interest in, this transaction.

24.7 Construction. The headings and captions used in this Lease are for convenience only and are not a part of the terms and provisions of this Lease. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall Include Tenant, its subtenants and assigns and their respective agents, employees, contractors, and invitees, and any others using the Premises with Tenant’s express or implied permission.

24.8 Counterparts. This Lease may be executed In multiple copies, each of which shall be deemed an original, but all of which shall constitute one Lease binding on all parties after all parties have signed such a counterpart.

24.9 Covenants and Conditions. Each provision to be performed by Tenant under this Lease shall be deemed to be both a covenant and a condition.

24.10 Entire Agreement. This Lease, together with any and all exhibits. schedules, riders and addenda attached or referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no oral or written agreements or representations between the parties hereto affecting this Lease, and this Lease supersedes, cancels and merges any and all previous verbal or written negotiations, arrangements, representations, brochures, displays, models, photographs, renderings, floor plans, elevations, projections, estimates, agreements and understandings if any, made by or between Landlord and Tenant and their agents, with respect to the subject matter, and none thereof shall be used to Interpret, construe, supplement or contradict this Lease. This Lease and all amendments thereto is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. There are no other representations or warranties between the parties, and all reliance with respect to representations is solely based upon the representations and agreements contained in this Lease.

24.11 Exhibits. Any and all exhibits, schedules, riders and addenda attached or referred to herein are hereby incorporated herein by reference.

24.12 Financial Statements. Within ten (10) days after written request from Landlord, but no more often than once per six (6) months, Tenant shall deliver to Landlord such financial statements as are reasonably requested by Landlord to verify the net worth of Tenant, or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any proposed or actual lender or purchaser of the Premises designated by Landlord any financial statements required by such party to facilitate the sale, financing or refinancing of the Premises, including the past three (3) years’ financial statements. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All such financial statements shall be received in confidence and shall be used only for the purposes set forth herein.

24.13 Force Majeure. If Landlord or Tenant is delayed in or prevented from the performance of any act required under this Lease by reason of strikes, lock-outs, labor troubles, inability to procure standard materials, failure of power, restrictive governmental laws, regulations or orders, governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), riots, civil unrest or insurrection, war, terrorism, bioterrorism, fire, earthquake, flood or other natural disaster, unusual and unforeseeable delay that results from an interruption of any public utilities, or other unusual and unforeseeable delay not within the reasonable control of such party, then performance of such act will be excused for the period of the delay and the period for the performance of any such act will be extended for a period equivalent to the period of such delay: provided that Force Majeure shall not excuse any monetary obligation of Tenant hereunder, including, without limitation, the obligation to pay rent.

24.14 Governing Law. This Lease shall be governed, construed and enforced In accordance with the laws of the State of California.

24.15 Joint and Several Liability. If more than one person or entity executes this Lease as Tenant, each of them is jointly and severally liable for all of the obligations of Tenant hereunder.

24.16 Modification. The provisions of this Lease may not be modified or amended, except by a written instrument signed by all parties.

24.17 Modification for Lender. If, in connection with obtaining financing or refinancing for the Premises or the Center, Landlord’s lender requests reasonable modifications to this Lease, Tenant will not unreasonably withhold or delay its consent hereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially and adversely affect Tenant’s rights hereunder.

24.18 Nondiscrimination. Tenant for itself and its officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entitles and individuals, and their respective successors and assigns, agrees to comply fully with any and all laws and other requirements prohibiting discrimination against any person or group of persons on account of race, color, religion, creed, sex, marital status, sexual orientation, national origin, ancestry, age, physical handicap or medical condition, in the use occupancy or patronage of the Premises and/or of Tenant’s business. The indemnification provisions of Article 13 shall apply to a breach of this section.

24.19 Notice. Any and all notices to either party shall be personally delivered, sent by recognized courier service (such as Federal Express or United Parcel Service), or sent by certified mail, return receipt requested, postage prepaid, addressed to the party to be notified at the address specified in Section 1.1, or at such other address as such party may from time to time designate in writing. Notice shall be deemed delivered on the date of personal delivery, on the date scheduled for delivery by such courier service. or three (3) business days after deposit in the U.S. Mail, certified, return receipt requested. Provided, however, that any notice required pursuant to California Code of Civil Procedure Sections 1161 et seq. may be given as provided in such sections. Any and all notices provided herein that Landlord may give setting forth or alleging any default or breach of this Lease, or of any failure of Tenant to perform its obligations hereunder shall be deemed to satisfy, and shall not be in addition to, any and all legal notices required prior to the commencement of an unlawful detainer action, Including without limitation the notices required pursuant to California Code of Civil Procedure Sections 1161 et seq.

24.20 Partial Invalidity. If any provision of this Lease is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby. Each provision shall be valid and enforceable to the fullest extent permitted by law.

24.21 Quiet Enjoyment. Landlord agrees that Tenant, upon paying the rent and performing the terms, covenants and conditions of this Lease, may quietly have the right to use and occupy the Premises as against Landlord during the Lease Term, subject, however, to the lien and provisions of any mortgage or deed of trust to which this Lease is or becomes subordinate.

24.22 Recording; Non-Disclosure. Tenant shall not record this Lease or any memorandum hereof without Landlord’s prior written consent. Tenant shall not, without the express written consent of Landlord, disclose the terms or provisions of this Lease to any person, except for Tenant’s employees, agents, attorneys, officers and directors whose duties require such persons to be informed of such matters, or except as required by law.

24.23 Relationship of the Parties. Nothing contained in this Lease shall be deemed or construed as creating a partnership, joint venture, principal-agent, or employer-employee relationship between Landlord and any other person or entity (including, without limitation, Tenant) or as causing Landlord to be responsible in any way for the debts or obligations of such other person or entity.

24.24 Intentionally Omitted.

24.25 Time of the Essence. Time is of the essence of each and every provision of this Lease.

24.26 Transfer of Landlord’s Interest. In the event of a sale, assignment, exchange or other disposition of Landlord’s interest in the Premises, other than a transfer for security purposes only, Landlord shall be relieved of all obligations and liabilities accruing hereunder after the effective date of said sale, assignment, exchange or other disposition, provided that any Security Deposit or other funds then held by Landlord In which Tenant has an interest are delivered to Landlord’s successor. The obligations to be performed by Landlord hereunder shall be binding on Landlord’s successors and assigns only during their respective periods of ownership.

24.27 Waiver. No provision of this Lease or the breach thereof shall be deemed waived, except by written consent of the party to be charged with such waiver. A waiver of any such breath shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision. No delay or omission by Landlord or Tenant in exercising any of its remedies shall impair or be construed as a waiver thereof, unless such waiver is expressly set forth in a writing signed by the waiving party. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any previous breach by Tenant, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such previous breath at the time of acceptance of such rent.

24.28 OFAC Certification. Tenant hereby certifies, warrants, represents and covenants to and for the benefit of Landlord as follows: (a) to Tenant’s actual knowledge, Tenant and each of its subsidiaries, predecessors, agents, direct and indirect owners and their respective affiliates has at all applicable times been, is now and will in the future be, in compliance with U.S. Executive Order 13224 and no action, proceeding, investigation, charge, claim, report or notice has been filed, commenced or threatened against any of them alleging any failure to so comply; (b) to Tenant’s actual knowledge, neither Tenant nor any Guarantor or any of their respective agents, subsidiaries or other affiliates has, after due investigation and inquiry, knowledge or notice of any fact, event, circumstance, situation or condition which could reasonably be expected to result in any action, proceeding, investigation, charge, claim, report or notice being filed, commenced or threatened against any of them alleging any failure to comply with the Order, or the imposition of any civil or criminal penalty against any of them for any failure to so comply; and (c) Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breath of the foregoing certification.

24.29 Tenant Improvements. Notwithstanding anything in this Lease to the contrary, promptly after the full execution and delivery of this Lease and prior to the Commencement Date, Landlord shall, at Landlord’s sole cost and expense, cause the following improvements (“Tenant Improvements’) to be completed (i) new carpet installed in that portion of the Premises designated for office use, (ii) repair, strip, wax and seal the vinyl composition tile in that portion of the Premises designated for laboratory use, (iii) lower the laboratory bench in Suite 20 to Tenant’s specifications, (iv) remove a wall in Suite 20 to create a conference room therein, and (v) paint and perform general cleaning of the Premises. Landlord warrants that, as of Landlord’s delivery of the Premises to Tenant, the Tenant Improvements shall be in compliance with all Legal Requirements as of the issuance of the building permits therefor, and Landlord shall, at its sole cost and expense and as Tenant’s sole remedy, correct any breach of such warranty promptly following receipt of written notice thereof from Tenant.

THE SUBMISSION OF THIS LEASE FOR EXAMINATION AND/OR SIGNATURE BY TENANT IS NOT A COMMITMENT BY LANDLORD OR ITS AGENTS TO RESERVE THE PREMISES OR TO LEASE THE PREMISES TO TENANT. THIS LEASE SHALL BECOME EFFECTIVE AND LEGALLY BINDING ONLY UPON FULL EXECUTION AND DELIVERY BY BOTH LANDLORD AND TENANT. UNTIL LANDLORD DELIVERS A FULLY EXECUTED COUNTERPART HEREOF TO TENANT, LANDLORD HAS THE RIGHT TO OFFER AND TO LEASE THE PREMISES TO ANY OTHER PERSON TO THE EXCLUSION OF TENANT.

EXECUTED, by Landlord and Tenant as of the date first written above.

LANDLORD:

Sorrento Square, a California limited partnership

By:	CDC Financial Investors GP I, LLC,
a Delaware limited liability company

	By:	CDC Financial Investors, LLC,
a Delaware limited liability company, Its Manager

By:

Its:

By:

Its:

TENANT:

MabVax Therapeutics, Inc., a Delaware corporation

By:

Title:

EXHIBIT “A”
SITE/FLOOR PLAN OF PREMISES/
DESCRIPTION OF CENTER

Initial

EXHIBIT “A”

EXHIBIT “B”
RULES AND REGULATIONS

The following Rules and Regulations shall apply to the Center. Tenant agrees to comply with the same and to require its agents, employees, contractors, customers and invitees to comply with the same. Landlord shall have the right from time to time to amend or supplement these Rules and Regulations, and Tenant agrees to comply, and to require its agents, employees, contractors, customers and invitees to comply, with such amended or supplemented Rules and Regulations, provided that (a) notice of such amended or supplemental Rules and Regulations is given to Tenant, and (b) such amended or supplemental Rules and Regulations apply uniformly to all tenants of the Center. If Tenant or its subtenants, employees, agents, or invitees violate any of these Rules and Regulations, resulting in any damage to the Center or increased costs of maintenance of the Center, or causing Landlord to incur expenses to enforce the Rules and Regulations, Tenant shall pay all such costs to Landlord. In the event of any conflict between the Lease and these or any amended or supplemental Rules and Regulations, the provisions of the Lease shall control.

1.
Tenant shall be responsible at its sole cost for the removal of all of Tenant’s refuse or rubbish. All garbage and refuse shall be disposed of outside of the Premises, shall be placed in the kind of container specified by Landlord, and shall be prepared for collection in the manner and at the times and places specified by Landlord. If Landlord provides or designates a service for picking up refuse and garbage, Tenant shall use the same at Tenant’s sole cost. Tenant shall not bum any trash or garbage of any kind in or about the Premises. If Landlord supplies janitorial services to the Premises, Tenant shall not, without Landlord’s prior written consent, employ any person or persons other than Landlord’s janitorial service to clean the Premises.

2.
No aerial, satellite dish, transceiver, or other electronic communication equipment shall be erected on the roof or exterior walls of the Premises, or in any other part of the Center, without Landlord’s prior written consent. Any aerial, satellite dish, transceiver, or other electronic communication equipment so installed without Landlord’s prior written consent shall be subject to removal by Landlord without notice at any time and without liability to Landlord.

3.
No loudspeakers, televisions, phonographs, radios, or other devices shall be used in a manner so as to be heard or seen outside of the Premises without Landlord’s prior written consent. Tenant shall conduct its business in a quiet and orderly manner so as not to create unnecessary or unreasonable noise. Tenant shall not cause or permit any obnoxious or foul odors that disturb the public or other occupants of the Center. If Tenant operates any machinery or mechanical equipment that causes noise or vibration that is transmitted to the structure of the Building, or to other parts of the Center, to such a degree as to be objectionable to Landlord or to any other occupant of the Center, Tenant shall install and maintain, at Tenant’s expense, such vibration eliminators or other devices sufficient to eliminate the objectionable noise or vibration.

4.
Tenant shall keep the outside areas immediately adjoining the Premises clean and free from dirt, rubbish, pallets and other debris to the satisfaction of Landlord. If Tenant fails to cause such outside areas to be maintained as required within twelve (12) hours after verbal notice that the same do not so comply, Tenant shall pay a fee equal to the greater of Fifty Dollars ($50.00) or the costs incurred by Landlord to clean up such outside areas.

5.
Tenant shall not store any merchandise, inventory, equipment, supplies, finished or semi-finished products, raw materials, or other articles of any nature outside the Premises (or the building constructed thereon if the Premises includes any outside areas) without Landlord’s prior written consent.

6.
Tenant and Tenant’s subtenants, employees, agents, or invitees shall park only the number of cars allowed under the Lease and only in those portions of the parking area designated for that purpose by Landlord. Upon request by Landlord, Tenant shall provide the license plate numbers of the cars of Tenant and Tenant’s employees in order to facilitate enforcement of this regulation. Tenant and Tenant’s employees shall not store vehicles or equipment in the parking areas, or park in such a manner as to block any of the accessways serving the Center and its occupants.

EXHIBIT “B”

7.
The Premises shall not be used for lodging, sleeping, cooking, or for any immoral or illegal purposes, or for any purpose that will damage the Premises or the reputation thereof. Landlord reserves the right to expel from the Center any person who is intoxicated or under the influence of liquor or drugs or who shall act in violation of any of these Rules and Regulations. Tenant shall not conduct or permit any sale by auction on the Premises. No video, pinball, or similar electronic game machines of any description shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.

8.	Neither Tenant nor Tenant’s employees or agents shall disturb, solicit, or canvas any occupant of the Center, and Tenant shall take reasonable steps to discourage others from doing the same.

9.
Tenant shall not keep in, or allow to be brought into, the Premises or Center any pet, bird or other animal, other than “seeing-eye” dogs or other animals under the control of and specifically assisting any disabled person.

10.
The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be disposed of therein. The expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Tenant. Tenant shall not waste or use any excessive or unusual amount of water.

11.	Tenant shall use, at Tenant’s cost, such pest extermination contractor as Landlord may direct and at such intervals as Landlord may require.

12.
Tenant will protect the carpeting from undue wear by providing carpet protectors under chairs with casters, and by providing protective covering in carpeted areas where spillage or excessive wear may occur.

13.
Tenant shall be responsible for repair of any damage caused by the moving of freight, furniture or other objects into, within, or out of the Premises or the Center. No heavy objects (such as safes, furniture, equipment, freight, etc.) shall be placed upon any floor without Landlord’s prior written approval as to the adequacy of the allowable floor loading at the point where the objects are intended to be moved or stored. Landlord may specify the time of moving to minimize any inconvenience to other occupants of the Center. If the Building is equipped with a freight elevator, all deliveries to and from the Premises shall be made using the freight elevator during the time periods specified by Landlord, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate.

14.
Without Landlord’s prior written consent, no drapes or sunscreens of any nature shall be installed in the Premises and the sash doors, sashes, windows, glass doors, lights and skylights that reflect or admit light into the building shall not be covered or obstructed. Landlord shall have the right to specify the type of window coverings that may be installed, at Tenant’s expense. Tenant shall not mark, drive nails, screw or drill into, paint, or in any way deface any surface or part of the building. Notwithstanding the foregoing, Tenant may hang pictures, blackboards, or similar objects, provided Tenant repairs and repaints any nail or screw holes, and otherwise returns the premises to the condition required under the Lease and the expiration or earlier termination of the Lease Term. The expense of repairing any breakage, stoppage, or damage resulting from a violation of this rule shall be borne by Tenant.

15.
No electrical wiring, electrical apparatus, or additional electrical outlets shall be installed in the Premises without Landlord’s prior written approval. Any such installation not so approved by Landlord may be removed by Landlord at Tenant’s expense. Tenant may not alter any existing electrical outlets or overburden them beyond their designed capacity. Landlord reserves the right to enter the Premises, with reasonable notice to Tenant, for the purpose of installing additional electrical wiring and other utilities for the benefit of Tenant or adjoining tenants. Landlord will direct electricians as to where and how telephone and affixed wires are to be installed in the Premises. The location of telephones, call boxes, and other equipment affixed to the Premises shall be subject to the prior written approval of Landlord.

16.
If Tenant’s use of the Premises involves the sale and/or preparation of food, Tenant shall at all times maintain a health department rating of “A” (or such other highest health department or similar rating as is available). Any failure by Tenant to maintain such “A” rating twice in any twelve (12) month period shall, at the election of Landlord, constitute a noncurable Event of Default under the Lease.

EXHIBIT “B”

17.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

18.	Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

19.
If Tenant occupies any air-conditioned space, Tenant shall keep entry doors opening onto corridors, lobby or courtyard closed at all times. All truck and loading doors shall be closed at all times when not in use.

20.
Tenant shall rot paint any floor of the Premises without Landlord’s prior written consent. Prior to surrendering the Premises upon expiration or termination of the Lease, Tenant shall remove any paint or sealer therefrom (whether or not previously permitted by Landlord) and restore the floor to its original condition as of the Commencement Date, reasonable wear and tear excepted. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord.

Tenant’s Initials

EXHIBIT “B”

EXHIBIT “C”

SIGN CRITERIA

All proposed signs must be submitted to the Property Manager for approval prior to installation. For information regarding the signage, please contact:

Jelita Mayville
Property Manager
Asset Management Group
11750 Sorrento Valley Road
San Diego, CA 92121
(858) 481-7767

Tenant’s Initials

EXHIBIT “C”